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Exhibit 2.2

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and between

DANVERS BANCORP, INC.

and

BEVERLY NATIONAL CORPORATION

Dated as of June 16, 2009

 TABLE OF CONTENTS

ARTICLE I—THE MERGER		1
1.1	The Merger	1
1.2	Effective Time	2
1.3	Effects of the Merger	2
1.4	Closing.	2
1.5	Certificate of Incorporation and Bylaws	2
1.6	Directors of the Surviving Corporation and Buyer Bank	2
1.7	Officers of the Surviving Corporation	2
1.8	Tax Consequences	2
ARTICLE II—MERGER CONSIDERATION; EXCHANGE PROCEDURES		2
2.1	Merger Consideration	2
2.2	Rights as Shareholders; Stock Transfers	3
2.3	Fractional Shares	3
2.4	Dissenters' Rights	3
2.5	Exchange Procedures	3
2.6	Anti-Dilution Provisions	5
2.7	Options	5
ARTICLE III—REPRESENTATIONS AND WARRANTIES OF THE COMPANY		6
3.1	Making of Representations and Warranties	6
3.2	Organization, Standing and Authority	6
3.3	Capitalization	6
3.4	Subsidiaries	7
3.5	Power	7
3.6	Authority	7
3.7	Non-Contravention	8
3.8	Restated Articles of Organization; Bylaws; Corporate Records	8
3.9	Compliance with Laws	8
3.10	Litigation; Regulatory Action	9
3.11	SEC Documents; Financial Reports; and Regulatory Reports	10
3.12	Absence of Certain Changes or Events	11
3.13	Taxes and Tax Returns	11
3.14	Employee Benefit Plans	13
3.15	Labor Matters	16
3.16	Insurance	16
3.17	Environmental Matters	16
3.18	Intellectual Property	18
3.19	Material Agreements; Defaults	18
3.20	Property and Leases	19
3.21	Inapplicability of Takeover Laws	19
3.22	Regulatory Capitalization	19
3.23	Loans; Nonperforming and Classified Assets	19
3.24	Trust Business; Administration of Fiduciary Accounts	20
3.25	Investment Management and Related Activities	20
3.26	Investment Securities	20
3.27	Derivative Transactions	21
3.28	Repurchase Agreements	21
3.29	Deposit Insurance	21
3.30	CRA, Anti-money Laundering and Customer Information Security	21

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3.31	Transactions with Affiliates	22
3.32	Brokers; Fairness Opinion	22
3.33	Disclosure	22
ARTICLE IV—REPRESENTATIONS AND WARRANTIES OF BUYER		22
4.1	Making of Representations and Warranties	22
4.2	Organization, Standing and Authority	23
4.3	Capitalization	23
4.4	Subsidiaries	23
4.5	Power	23
4.6	Authority	24
4.7	Non-Contravention	24
4.8	Organizational Documents	24
4.9	Compliance with Laws	25
4.10	Litigation	25
4.11	SEC Documents; Financial Reports; and Regulatory Reports	26
4.12	Absence of Certain Changes or Events	26
4.13	Tax Treatment	27
4.14	Regulatory Capitalization	27
4.15	CRA, Anti-money Laundering and Customer Information Security	27
4.16	Deposit Insurance	27
4.17	Employee Benefit Plans	27
4.18	Brokers	27
4.19	Sufficient Funds	27
4.20	Disclosure	28
ARTICLE V—COVENANTS RELATING TO CONDUCT OF BUSINESS		28
5.1	Company Forbearances	28
5.2	Buyer Forbearances	30
ARTICLE VI—ADDITIONAL AGREEMENTS		31
6.1	Reasonable Best Efforts	31
6.2	Company Shareholder Approval	31
6.3	Buyer Shareholder Approval	31
6.4	Registration Statement	32
6.5	Press Releases	33
6.6	Access; Information	33
6.7	No Solicitation	33
6.8	Affiliate Agreements	36
6.9	Takeover Laws	36
6.10	Shares Listed	36
6.11	Regulatory Applications; Filings; Consents; Other Regulatory Matters	36
6.12	Indemnification; Directors' and Officers' Insurance	37
6.13	Employees and Benefit Plans	38
6.14	Parachute Payouts	38
6.15	Company ESOP	39
6.16	Stock Options	39
6.17	Form S-8	39
6.18	Charitable Commitments	39
6.19	Notification of Certain Matters	39
6.20	Confidentiality Agreement	39
6.21	Section 16 Votes	39

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ARTICLE VII—CONDITIONS TO CONSUMMATION OF THE MERGER		40
7.1	Conditions to Each Party's Obligations to Effect the Merger	40
7.2	Conditions to the Obligations of Buyer	40
7.3	Conditions to the Obligations of the Company	41
ARTICLE VIII—TERMINATION		41
8.1	Termination	41
8.2	Effect of Termination and Abandonment	44
ARTICLE IX—MISCELLANEOUS		45
9.1	Survival	45
9.2	Certain Definitions	45
9.3	Waiver; Amendment	50
9.4	Expenses	50
9.5	Notices	50
9.6	Understanding; No Third Party Beneficiaries	51
9.7	Assignability; Binding Effect	51
9.8	Headings; Interpretation	51
9.9	Counterparts	51
9.10	Governing Law	51
EXHIBIT A—Form of Affiliate Letter

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        AGREEMENT AND PLAN OF MERGER, dated as of June 16, 2009 (this "Agreement"), by and between Danvers Bancorp, Inc., a Delaware corporation ("Buyer"), and Beverly National Corporation, a Massachusetts corporation (the "Company").

RECITALS

        WHEREAS, the respective Boards of Directors of Buyer and the Company have determined that it is in the best interests of their respective corporations and shareholders to enter into this Agreement and to consummate the strategic business combination provided for herein, pursuant to which, subject to the terms and conditions set forth herein, the Company will merge with and into Buyer, with Buyer being the surviving corporation and continuing its corporate existence under the laws of the State of Delaware (the "Merger");

        WHEREAS, as a condition to the willingness of Buyer to enter into this Agreement, each of the directors and executive officers of the Company (the "Company Voting Agreement Shareholders") has entered into a Voting Agreement, dated as of the date hereof, with Buyer (each a "Company Voting Agreement"), pursuant to which each Company Voting Agreement Shareholder has agreed, among other things, to vote such Company Voting Agreement Shareholder's shares of common stock, par value $2.50 per share, of the Company ("Company Common Stock") in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Company Voting Agreement;

        WHEREAS, as a condition to the willingness of the Company to enter into this Agreement, each of the directors and executive officers of the Buyer (the "Buyer Voting Agreement Shareholders") has entered into a Voting Agreement, dated as of the date hereof, with the Company (each a "Buyer Voting Agreement"), pursuant to which each Buyer Voting Agreement Shareholder has agreed, among other things, to vote such Buyer Voting Agreement Shareholder's shares of common stock, par value $0.01 per share, of Buyer ("Buyer Common Stock") in favor of the approval of this Agreement and the transactions contemplated hereby (if the approval of the holders of Buyer Common Stock with respect to this Agreement and transactions contemplated hereby is required by applicable law), upon the terms and subject to the conditions set forth in the Buyer Voting Agreement;

        WHEREAS, after the Effective Time of the Merger at a date selected by Buyer, which date shall be within one (1) year of the Effective Time, Company Bank will merge with and into Buyer Bank, with Buyer Bank as the surviving entity;

        WHEREAS, the parties intend the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for purposes of Sections 354 and 361 of the Code; and

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I—THE MERGER

        1.1    The Merger.    Subject to the terms and conditions of this Agreement, in accordance with the Massachusetts Business Corporation Act (the "MBCA") and the Delaware General Corporation Law (the "DGCL"), and in reliance upon the representations, warranties and covenants set forth herein, at the Effective Time, the Company shall merge with and into Buyer, the separate corporate existence of the Company shall cease and Buyer shall survive and continue its corporate existence pursuant to its Certificate of Incorporation and Bylaws and under applicable law (Buyer, as the surviving corporation in the Merger, being sometimes referred to herein as the "Surviving Entity").

        1.2    Effective Time.    On the Closing Date, as promptly as practicable after all of the conditions set forth in Article VII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, Buyer and the Company shall (a) execute and file with the Secretary of State of the Commonwealth of Massachusetts articles of merger in a form reasonably satisfactory to Buyer and the Company, in accordance with the MBCA and (b) execute and file with the Secretary of State of the State of Delaware articles of merger in a form reasonably satisfactory to Buyer and the Company, in accordance with the MBCA. The Merger shall become effective at the time and on the date of such filing or at the time and on the date specified therein (the "Effective Time").

        1.3    Effects of the Merger.    At the Effective Time, the effect of the Merger shall be as provided herein and as provided in the applicable provisions of the MBCA and the DGCL.

        1.4    Closing.    The transactions contemplated by this Agreement shall be consummated at a closing (the "Closing") that will take place at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts 02109, on a date to be specified by the parties, which shall be no later than five (5) Business Days (as defined in Section 9.2(a)) after all of the conditions to the Closing set forth in Article VII (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof, such day being referred to herein as the "Closing Date." Notwithstanding the foregoing, the Closing may take place at such other place, time or date as may be mutually agreed upon in writing by Buyer and the Company.

        1.5    Certificate of Incorporation and Bylaws.    The Certificate of Incorporation of Buyer, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Entity, until thereafter amended as provided therein and in accordance with applicable law. The Bylaws of Buyer, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Entity, until thereafter amended as provided therein and in accordance with applicable law.

        1.6    Directors of the Surviving Corporation and Buyer Bank.    The directors of Buyer immediately prior to the Effective Time shall become the directors of the Surviving Entity, each of whom shall serve in accordance with the Certificate of Incorporation and Bylaws of the Surviving Entity; provided, however, that Buyer and Buyer Bank shall designate three (3) non-management directors of the Company to serve on the Board of Directors of the Surviving Entity and the Buyer Bank, effective as promptly as reasonably practicable following the Effective Time.

        1.7    Officers of the Surviving Corporation.    The officers of Buyer immediately prior to the Effective Time shall become the officers of the Surviving Entity, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Entity.

        1.8    Tax Consequences.    It is intended that the Merger shall qualify as a "reorganization" under Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for purposes of Sections 354 and 361 of the Code.

ARTICLE II—MERGER CONSIDERATION;
EXCHANGE PROCEDURES

        2.1    Merger Consideration.    Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, the Company or any shareholder of the Company:

          (a)   Each share of Buyer Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

          (b)   Each share of Company Common Stock held as Treasury Stock (as defined in Section 9.2(a)) immediately prior to the Effective Time shall be cancelled and retired at the

  Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

          (c)   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock and any Dissenting Shares) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive 1.66 shares (the "Exchange Ratio") of Buyer Common Stock (being referred to herein as the "Merger Consideration").

        2.2    Rights as Shareholders; Stock Transfers.    All shares of Company Common Stock, when converted as provided in Section 2.1(c), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate (a "Certificate") previously evidencing such shares shall thereafter represent only the right to receive for each such share of Company Common Stock, the Merger Consideration and any cash in lieu of fractional shares of Buyer Common Stock in accordance with Sections 2.1(c) and 2.3. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of Buyer Common Stock as provided under this Article II and the right to receive any unpaid dividend with respect to the Company Common Stock with a record date occurring prior to the Effective Time. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of shares of Company Common Stock, other than transfers of Company Common Stock that have occurred prior to the Effective Time.

        2.3    Fractional Shares.    Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, Buyer shall pay to each holder of a fractional share of Buyer Common Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average of the last sale prices of Buyer Common Stock, as reported on the NASDAQ Stock Market ("NASDAQ") (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the five (5) NASDAQ trading days immediately preceding the Closing Date, rounded to the nearest whole cent.

        2.4    Dissenters' Rights.    Notwithstanding anything in this Agreement to the contrary, with respect to each share, if any, of Company Common Stock as to which the holder thereof shall have properly complied with Chapter 156D, Part 13 of the MBCA as to dissenters' rights (the "Dissenter's Rights Statute") as to dissenters' rights required to be complied with prior to the Effective Time (each, a "Dissenting Share"), such holder shall not be entitled to receive any consideration pursuant to Sections 2.1(c) and 2.3 hereof, but instead shall be entitled to payment, solely from the Surviving Entity, of the fair value of the Dissenting Shares to the extent permitted by and in accordance with the provisions of the Dissenters' Rights Statute; provided, however, that if any holder of Dissenting Shares fails to satisfy the requirements of the Dissenters' Rights Statute, such holder or holders (as the case may be) shall forfeit the right to dissent and such shares of Company Common Stock shall thereupon be deemed to have been converted, as of the Effective Time, into and represent the right to receive, without any interest thereon, the Merger Consideration, as determined by Buyer in its sole discretion. The Company shall give Buyer prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Buyer shall have the right to direct all negotiations and proceedings with respect to such demands. The Company shall not settle, make any payments with respect to, or offer to settle, any claim with respect to Dissenting Shares without the prior written consent of Buyer.

        2.5    Exchange Procedures.

        (a)   At or before the Effective Time, for the benefit of the holders of Certificates, (i) Buyer shall cause to be delivered to the Exchange Agent, for exchange in accordance with this Article II, certificates representing the shares of Buyer Common Stock issuable pursuant to this Article II ("New Certificates") and (ii) Buyer shall deliver, or shall cause to be delivered, to the Exchange Agent an aggregate amount of cash sufficient to pay the aggregate estimated amount of cash to be paid in lieu of fractional shares of Buyer Common Stock (such cash and New Certificates, being hereinafter referred to as the "Exchange Fund").

        (b)   As promptly as practicable following the Effective Time, and provided that the Company has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates who has not previously surrendered such Certificate or Certificates with an election form, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to Sections 2.1 and 2.3 of this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of shares of Buyer Common Stock (if any) to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement and/or (ii) a check representing the amount of cash (if any) payable in lieu of a fractional share of Buyer Common Stock which such former holder has the right to receive in respect of the Certificate surrendered pursuant to this Agreement, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.5(b), each Certificate (other than Certificates representing Treasury Stock and any Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration provided in Sections 2.1 and 2.3 and any unpaid dividends and distributions thereon as provided in paragraph (c) of this Section 2.5. No interest shall be paid or accrued on any cash constituting Merger Consideration (including any cash in lieu of fractional shares) or any such unpaid dividends and distributions payable to holders of Certificates.

        (c)   No dividends or other distributions with a record date after the Effective Time with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 2.5. After the surrender of a Certificate in accordance with this Section 2.5, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Buyer Common Stock represented by such Certificate.

        (d)   The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver a New Certificate or New Certificates representing shares of Buyer Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.5, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be required in each case by Buyer. If any New Certificates evidencing shares of Buyer Common Stock are to be issued in a name other than that in which the Certificate evidencing Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer, and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a New Certificate for shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

        (e)   Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for six (6) months after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any shareholders of the Company who have not theretofore complied with Section 2.5(b) shall thereafter look only to the Surviving Entity for the Merger Consideration deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of Company Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

        (f)    Buyer (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Buyer is required to deduct and withhold under applicable law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Buyer.

        2.6    Anti-Dilution Provisions.    In the event Buyer or the Company changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock or Company Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Buyer Common Stock or Company Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided, however, that, for the avoidance of doubt, no such adjustment shall be made with regard to the Buyer Common Stock if (i) Buyer issues additional shares of Buyer Common Stock and receives fair market value consideration for such shares in a bona fide third party transaction or (ii) Buyer issues employee or director stock grants or similar equity awards pursuant to its existing Employee Plans in a manner consistent with past practice.

        2.7    Options.    Each option to purchase Company Common Stock (collectively, the "Options") granted under any of the Company's 1998 Incentive Stock Option Plan for Key Employees and 1998 Directors' Plan or any similar stock option or equity compensation plan (together, the "Company Option Plans"), which is outstanding immediately prior to the Effective Time and which has not been exercised or canceled prior thereto (each, a "Company Option") shall be assumed by Buyer in accordance with Section 6.14. At the Effective Time, Buyer shall assume each of the Company Option Plans, subject to adjustment as provided therein such that options granted under such plan after the Effective Time, if any, shall be exercisable for the purchase of Buyer Common Stock. The Company shall take any actions and provide any notices as may be necessary to effectuate the foregoing.

 ARTICLE III—REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        3.1    Making of Representations and Warranties.

        (a)   As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Company hereby makes to Buyer the representations and warranties contained in this Article III.

        (b)   On or prior to the date hereof, the Company has delivered to Buyer a schedule (the "Company Disclosure Schedule) listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of the Company's representations and warranties contained in this Article III; provided, however, that no such item is required to be set forth on the Company Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being untrue or incorrect under the standards established by Section 3.1(c).

        (c)   No representation or warranty of the Company contained in this Article III shall be deemed untrue or incorrect, and the Company shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any section of this Article III, has had or would reasonably be expected to have a Company Material Adverse Effect (as defined in Section 9.2(a)); provided, however, that the foregoing standard shall not apply to the representations and warranties contained in Sections 3.3, 3.4, 3.5, 3.6, Section 3.13, the first two sentences of Section 3.2, and the last sentence of Section 3.14(f), which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

        3.2    Organization, Standing and Authority.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended ("BHCA") and the regulations of the Board of Governors of the Federal Reserve System ("FRB") thereunder. The Company is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. A complete and accurate list of all such jurisdictions is set forth on Schedule 3.2 of the Company Disclosure Schedule.

        3.3    Capitalization.

        (a)   As of the date hereof, the authorized capital stock of the Company consists solely of 5,000,000 shares of Company Common Stock, of which 2,684,107 shares are issued and outstanding, and 300,000 shares of preferred stock, par value $1.00 per share (the "Company Preferred Stock"), of which none are issued and outstanding. 248,892 shares of Company Common Stock are held, directly or indirectly, by the Company as Treasury Stock. No shares of Company Preferred Stock are held, directly or indirectly, by the Company as Treasury Stock. In addition, as of the date hereof, there are 10,924 shares of Company Common Stock reserved for issuance upon exercise of outstanding Options. The outstanding shares of the Company Common Stock are validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof, and were not issued in violation of any preemptive or similar rights. Except as set forth on Schedule 3.3(a) of the Company Disclosure Schedule, there are no additional shares of the Company's capital stock authorized or reserved for issuance, the Company does not have any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or acquire shares of its capital stock issued and outstanding, and the Company does not have, and is not bound by, any commitment to authorize, issue or sell any such shares or other rights.

        (b)   Except as set forth on Schedule 3.3(b) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary (as defined in Section 9.2(a)) of the Company.

        (c)   Schedule 3.3(c) of the Company Disclosure Schedule sets forth, as of the date hereof, for each Option, the name of the grantee, the date of grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Company Common Stock subject to each Option, the vesting schedule of each Option, the number of shares of Company Common Stock that are currently exercisable with respect to such Option, the expiration date of each Option, and the exercise price per share, and the Company Option Plan pursuant to which the Option was granted. There are no Options outstanding other than those listed on Schedule 3.3(c) of the Company Disclosure Schedule.

        3.4    Subsidiaries.

        (a)   (i) Schedule 3.4(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the Company's Subsidiaries, including the jurisdiction of organization of each such Subsidiary, (ii) except as set forth on Schedule 3.4(a) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (iii) no equity securities of any of the Company's Subsidiaries are or may become required to be issued (other than to the Company) by reason of any contractual right or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to the Company or a wholly-owned Subsidiary of the Company), (v) there are no contracts, commitments, understandings or arrangements relating to the Company's rights to vote or to dispose of such securities and (vi) all of the equity securities of each such Subsidiary held by the Company, directly or indirectly, are validly issued, fully paid and nonassessable, not subject to preemptive or similar rights and are owned by the Company free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, "Liens").

        (b)   Except as set forth on Schedule 3.4(b) of the Company Disclosure Schedule, the Company does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

        (c)   Each of the Company's Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. A complete and accurate list of all such jurisdictions is set forth on Schedule 3.4(c) of the Company Disclosure Schedule.

        3.5    Power.    Each of the Company and its Subsidiaries has all requisite power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and the Company has all requisite power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

        3.6    Authority.    This Agreement and the transactions contemplated hereby (including the Merger), subject to approval by the holders of two-thirds of the shares of Company Common Stock outstanding and entitled to vote thereon (or such lesser threshold as may otherwise be required by applicable law), have been authorized by all necessary action of the Company and the Board of Directors of the Company (the "Company Board"). The Company Board (i) unanimously approved this Agreement and determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the holders of Company Common Stock and (ii) unanimously resolved to recommend that the holders of Company Common Stock vote for the approval of this Agreement and the transactions contemplated hereby at a meeting of the shareholders of the Company. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Buyer, this Agreement is a legal, valid and binding agreement of the Company, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general principles of equity). The affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock entitled to vote thereon (or such lesser threshold as may otherwise be required by applicable law) is the only vote of any class of capital stock of the Company required by the MBCA, the Restated Articles of Organization of the Company, as amended, or the Bylaws of the Company, as amended, to approve this Agreement and the transactions contemplated hereby.

        3.7    Non-Contravention.

        (a)   Subject to the receipt of the Regulatory Approvals (as defined in Section 9.2(a)), and the required filings under federal and state securities laws, and except as set forth on Schedule 3.7(a) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) by the Company do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, the Company's Restated Articles of Organization, as amended, or Bylaws, as amended, or (iii) require the consent or approval of any third party or Governmental Authority (as defined in Section 9.2(a)) under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

        (b)   As of the date hereof, the Company is not aware of any reasons relating to the Company or the Company Bank (including, without limitation, Community Reinvestment Act compliance or the USA Patriot Act) (i) why all of the Regulatory Approvals shall not be procured from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition(s) (as defined in Section 6.10) would be imposed.

        3.8    Restated Articles of Organization; Bylaws; Corporate Records.    The Company has made available to Buyer a complete and correct copy of its Restated Articles of Organization and the Bylaws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. The Company is not in violation of any of the terms of its Restated Articles of Organization or Bylaws. The minute books of the Company and each of its Subsidiaries contain complete and accurate records of all meetings held, and complete and accurate records of all other corporate actions of their respective shareholders and boards of directors (including committees of their respective boards of directors).

        3.9    Compliance with Laws.    Each of the Company and its Subsidiaries:

          (a)   is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

          (b)   has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened;

          (c)   has received, since December 31, 2002, no notification or communication from any Governmental Authority (i) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, (ii) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance (nor, to the knowledge of the Company, do any grounds for any of the foregoing exist) or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by the Company within a certain time period or indefinitely; and

          (d)   has conducted any finance activities (including, without limitation, mortgage banking and mortgage lending activities and consumer finance activities) in compliance with all applicable statutes and regulations regulating the business of consumer lending, including, without limitation, state usury laws, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collections Act and other federal, state, local and foreign laws regulating lending ("Finance Laws"), and with all applicable collection practices in seeking payment under any loan or credit extension of such entity. In addition, there is no pending or, to the knowledge of the Company, threatened charge by any Governmental Authority that any of the Company and its Subsidiaries has violated, nor any pending or, to the knowledge of the Company, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws.

        3.10    Litigation; Regulatory Action.

        (a)   No litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator is pending against the Company or any of its Subsidiaries, and, to the knowledge of the Company, no such litigation, claim, suit, investigation or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim, suit, investigation or other proceeding.

        (b)   Except as set forth on Schedule 3.10(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the FRB, the Office of the Comptroller of the Currency (the "OCC"), and the Federal Deposit Insurance Corporation (the "FDIC")) or the supervision or regulation of the Company or any of its Subsidiaries. Nor has the Company or any of its Subsidiaries been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since January 1, 2004, a recipient of any supervisory letter from, or since January 1, 2004, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated bank or financial holding companies or their subsidiaries.

        (c)   Except as set forth on Schedule 3.10(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, has been advised by a Governmental Authority that it will issue, or is aware of any facts which could give rise to the issuance by any Governmental Authority or is aware that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

        3.11    SEC Documents; Financial Reports; and Regulatory Reports.

        (a)   The Company's Annual Report on Form 10-K, as amended through the date hereof, for the fiscal year ended December 31, 2008 (the "Company 2008 Form 10-K"), and all other reports, registration statements, definitive proxy statements or information statements required to be filed by the Company or any of its Subsidiaries subsequent to December 31, 2003 under the Securities Act (as defined in Section 9.2(a)), or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (as defined in Section 9.2(a)) (collectively, the "Company SEC Documents"), with the Securities and Exchange Commission ("SEC"), and all of the Company SEC Documents filed with the SEC after the date hereof, in the form filed or to be filed, (i) complied or will comply in all respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Company SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such Company SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP (as defined in Section 9.2(a)) consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Except for those liabilities that are fully reflected or reserved against in the most recent consolidated balance sheet of the Company and its Subsidiaries (the "Company Balance Sheet") contained in the Company 2008 Form 10-K and, except for liabilities reflected in Company SEC Documents filed prior to the date hereof or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2008, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

        (b)   The Company and each of its Subsidiaries, officers and directors are in compliance with, and have complied, with (1) the applicable provisions of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley") and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of NYSE Amex LLC. The Company (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (3) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting.

        (c)   Since December 31, 2002, the Company and its Subsidiaries have duly filed with the FRB, the OCC and any other applicable Governmental Authority, in correct form the reports required to be filed under applicable laws and regulations and such reports were in all respects complete and accurate in compliance with the requirements of applicable laws and regulations.

        3.12    Absence of Certain Changes or Events.    Except as disclosed in Schedule 3.12 of the Company Disclosure Schedule or in the Company SEC Documents filed prior to the date hereof, or as otherwise expressly permitted or expressly contemplated by this Agreement, since December 31, 2008, there has not been (i) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and to the knowledge of the Company, no fact or condition exists which is reasonably likely to cause a Company Material Adverse Effect in the future, (ii) any change by the Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by the Company's independent accountants, (iii) any entry by the Company or any of its Subsidiaries into any contract or commitment of (A) more than $250,000 or (B) $100,000 per annum with a term of more than one year, other than loans and loan commitments in the ordinary course of business, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the ordinary course of business consistent with past practice, (v) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of the Company or any of its Subsidiaries, or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any action not in the ordinary course of business with respect to the compensation or employment of directors, officers or employees of the Company or any of its Subsidiaries, (vi) any material election made by the Company or any of its Subsidiaries for federal or state income tax purposes, (vii) any material change in the credit policies or procedures of the Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any respect, (viii) any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, or (ix) any material lease of real or personal property entered into, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice.

        3.13    Taxes and Tax Returns.

        (a)   The Company and each of its Subsidiaries have timely filed all Tax Returns (as defined in Section 9.2(a)) that were required to be filed by any of them, and have paid all Taxes (as defined in Section 9.2(a)) owed by them (whether or not shown as due on any Tax Returns). All such Tax Returns were correct and complete in all material respects.

        (b)   No assessment that has not been settled or otherwise resolved has been made with respect to Taxes of the Company or any of its Subsidiaries, other than such additional Taxes as are being contested in good faith and which are described on Schedule 3.13 of the Company Disclosure Schedule. The Tax Returns of the Company and its Subsidiaries have been examined by the Internal Revenue Service ("IRS") or other taxing authority, as applicable, for all years through December 31, 2004 (or the statute of limitations has closed without examination) and any liability with respect thereto has been satisfied. There are no disputes pending or written claims asserted for Taxes or assessments upon either the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries been requested to give, or has given, any currently effective waivers extending the statutory period of limitation applicable to any Tax assessment or deficiency. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No deficiency in Taxes or other proposed adjustment that has not been settled or otherwise resolved has been asserted in writing by any taxing authority against the Company or any of its Subsidiaries. To the knowledge of the Company, no Tax Return of the Company or any of its Subsidiaries is now under examination by any applicable taxing authority. There are no Liens for Taxes (other than current Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries.

        (c)   Adequate provision has been made on the Company Balance Sheet for all unpaid Taxes of the Company and its Subsidiaries in respect of all periods through the date hereof. In addition, (A) proper and accurate amounts have been withheld by each of the Company and its Subsidiaries from its respective employees for all prior periods in compliance in all respects with the tax withholding provisions of applicable federal, state, county and local laws; (B) federal, state, county and local Tax returns which are complete and accurate in all respects have been filed by the Company and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes; and (C) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor has been included by the Company in its consolidated financial statements included in the Company 2008 Form 10-K, or, with respect to returns filed after the date hereof, will be so paid or provided for in the consolidated financial statements of the Company for the period covered by such returns. Since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past practice. The Company has made available to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company, or any of its Subsidiaries filed or received since December 31, 2004.

        (d)   Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnification, Tax allocation or Tax sharing agreement with any Person or has any current or potential contractual obligation to indemnify any other Person with respect to Taxes.

        (e)   Neither the Company nor any of its Subsidiaries (A) has filed or been included in a combined, consolidated or unitary income Tax Return (including any consolidated federal income Tax Return) other than one of which the Company was the parent; or (B) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state or local law).

        (f)    Neither the Company nor any of its Subsidiaries has made any payment, is obligated to make any payment, or is a party to any agreement that could obligate it to make any payment that will not be deductible under Code Section 162(m) or Code Section 280G (or any similar provision of state or local law).

        (g)   No property of the Company or any of its Subsidiaries is property that is or will be required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax exempt use property" within the meaning of Section 168(h) of the Code. Neither the Company nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method.

        (h)   None of the Company or its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) closing agreement as described in Code Section 7121 (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date; (B) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or foreign income Tax law); (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date.

        (i)    Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Section 361.

        (j)    As of the date hereof, the Company is aware of no reason why the Merger will fail to qualify as a "reorganization" under Section 368(a) of the Code.

        (k)   Each of the Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax under Section 6662 of the Code.

        (l)    Neither the Company nor any of its Subsidiaries have ever engaged in a reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b).

        3.14    Employee Benefit Plans.

        (a)   Schedule 3.14(a) of the Company Disclosure Schedule sets forth a list of every Employee Program (as defined below) that is currently, or has been at any time during the past six-year period, maintained, sponsored or contributed to by the Company or an ERISA Affiliate (as defined below).

        (b)   Each Employee Program which has ever been maintained by the Company or an ERISA Affiliate (each, a "Company Employee Program") and which has been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination letter from the IRS regarding its qualification under such section and has, in fact, been qualified under the applicable section of the Code from the effective date of such Company Employee Program. Each Company Employee Program which is currently maintained by the Company or an ERISA Affiliate and which is intended to qualify under Section 401(a) of the Code has submitted for a favorable determination letter from the IRS regarding its qualification under such section to the extent such a submission was or will be required as of the Closing Date in order to satisfy the filing deadlines prescribed by the IRS. No event or omission has occurred which would cause any Company Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including, without limitation, Code Sections 105, 125, 401(a) and 501(c)(9)). Each asset held under any such Company Employee Program may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability. No partial termination (within the meaning of Section 411(d)(3) of the Code) has occurred with respect to any Company Employee Program.

        (c)   Neither the Company nor any ERISA Affiliate knows, nor should any of them reasonably know, of any failure of any party to comply with any laws applicable with respect to the Company Employee Programs. With respect to the Company Employee Programs, there has been no (i) "prohibited transaction," as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Code Section 4975, (ii) failure to comply with any provision of ERISA, other applicable law, or any agreement, or (iii) non-deductible contribution, which, in the case of any of (i), (ii), or (iii), could subject the Company or any ERISA Affiliate to liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, or Taxes, or any other loss or expense. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Company's knowledge, threatened with respect to any such Company Employee Program. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) with respect to all Company Employee Programs either have been made or have been accrued (and all such unpaid but accrued amounts are described on Schedule 3.14(c) of the Company Disclosure Schedule).

        (d)   Except as described in Schedule 3.14(d), neither the Company nor any ERISA Affiliate has ever maintained any Company Employee Program which has been subject to Title IV of ERISA or Code Section 412 or ERISA Section 302, including, but not limited to, any Multiemployer Plan (as defined below). Except as described in Schedule 3.14(d) of the Company Disclosure Schedule, no Company Employee Program that is subject to Title IV of ERISA has any "unfunded benefit liabilities" within the meaning of ERISA Section 4001(a)(18). Except as described in Schedule 3.14(d) of the Company Disclosure Schedule, none of the Company Employee Programs has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of Title I of ERISA) or has ever promised to provide such post-termination benefits.

        (e)   With respect to each Company Employee Program maintained by the Company within the preceding six (6) years, complete and correct copies of the following documents (if applicable to such Company Employee Program) have previously been delivered to Buyer: (i) all documents embodying or governing such Company Employee Program, and any funding medium for the Company Employee Program (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination letter with respect to such Company Employee Program under Code Section 401(a) or 501(c)(9), and any applications for determination subsequently filed with the IRS; (iii) the three most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the three most recent actuarial valuation reports completed with respect to such Company Employee Program; (v) the summary plan description for such Company Employee Program (or other descriptions of such Company Employee Program provided to employees) and all modifications thereto; (vi) any insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such Company Employee Program; (vii) any registration statement or other filing made pursuant to any federal or state securities law; and (viii) all correspondence to and from any state or federal agency within the last six (6) years with respect to such Company Employee Program. Any documentation listed in this Section 3.14(e) that has not been delivered to Buyer is listed in Schedule 3.14(e) of the Company Disclosure Schedule.

        (f)    Except as described in Schedule 3.14(f) of the Company Disclosure Schedule, each Company Employee Program required to be listed on Schedule 3.14(a) of the Company Disclosure Schedule may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals under any Company Employee Program and no employee communications or provision of any Company Employee Program document has failed to effectively reserve the right of the Company or the ERISA Affiliate to so amend, terminate or otherwise modify such Company Employee Program. Except as described and quantified in Schedule 3.14(f) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, including, without limitation, a termination of employment) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any current or former employee, officer or director of the Company or any of its Subsidiaries.

        (g)   Each Company Employee Program (including each non-qualified deferred compensation arrangement) has been maintained in compliance with all applicable requirements of federal and state securities laws including (without limitation, if applicable) the requirements that the offering of interests in such Company Employee Program be registered under the Securities Act (as defined in Section 9.2(a)) and/or state "blue sky" laws.

        (h)   Each Company Employee Program has complied with the applicable notification and other applicable requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 and similar applicable state laws, Health Insurance Portability and Accountability Act of 1996, the Newborns' and Mothers' Health Protection Act of 1996, the Mental Health Parity Act of 1996, and the Women's Health and Cancer Rights Act of 1998.

        (i)    Except as set forth on Schedule 3.14(i) of the Company Disclosure Schedule, no Company Employee Program or payment or benefit provided pursuant to any arrangement between the Company and any "service provider" (within the meaning of Section 409A of the Code), including any stock option or stock appreciation right, is a nonqualified deferred compensation plan, as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder (a "409A Plan"). Each 409A Plan has been operated in compliance with Section 409A of the Code since January 1, 2005. Each 409A Plan complies in all respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. No payment to be made under any 409A Plan is, or to the knowledge of the Company will be, subject to the penalties of Section 409A(a)(1) of the Code. No Options provide for a deferral of compensation subject to Section 409A of the Code and all Options were granted in accordance with the terms of the Company Stock Option Plans and applicable law and with a per share exercise price equal to at least 100% of the fair market value of the underlying Company Common Stock on the date the Option was granted based upon a reasonable valuation method in accordance with Section 409A of the Code.

        (j)    For purposes of this Agreement:

            (i)  "Employee Program" means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; (B) all stock option plans, stock purchase plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation plans and agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements (including any informal arrangements) not described in (A) above, including, without limitation, any arrangement intended to comply with Code Section 120, 125, 127, 129 or 137; and (C) all plans or arrangements providing compensation to employee and non-employee directors, including, without limitation, any employment agreements, severance agreements, change in control agreements or similar agreements. In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c)(9), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

           (ii)  An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).

          (iii)  An entity is an "ERISA Affiliate" of the entity if it would have ever been considered a single employer with the entity under ERISA Section 4001(b) or part of the same "controlled group" as the entity for purposes of ERISA Section 302(d)(8)(C).

          (iv)  "Multiemployer Plan" means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

        3.15    Labor Matters.    The Company and its Subsidiaries are in compliance with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages. Neither the Company nor any of its Subsidiaries is a party to, or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages and conditions of employment. No work stoppage involving the Company or any of its Subsidiaries is pending, or to the knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries is involved in, or, to the knowledge of the Company, threatened with or affected by, any dispute, arbitration, lawsuit or administrative proceeding relating to labor or employment matters that would reasonably be expected to interfere in any respect with the respective business activities represented by any labor union, and to the knowledge of the Company, no labor union is attempting to organize employees of the Company or any of its Subsidiaries.

        3.16    Insurance.    The Company and each of its Subsidiaries is insured, and during each of the past three (3) calendar years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice customarily be insured, and has maintained all insurance required by applicable laws and regulations. Schedule 3.16 of the Company Disclosure Schedule lists all insurance policies maintained by the Company and each of its Subsidiaries as of the date hereof. All of the policies and bonds maintained by the Company or any of its Subsidiaries are in full force and effect and all claims thereunder have been filed in a due and timely manner and, to the knowledge of the Company, no such claim has been denied. Neither the Company nor any of its Subsidiaries is in breach of or default under any insurance policy, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.

        3.17    Environmental Matters.

        (a)   Except as disclosed on Schedule 3.17(a) of the Company Disclosure Schedule, each of the Company and its Subsidiaries and each property owned, leased or operated by any of them (the "Company Property") and, to the knowledge of the Company, the Loan Properties (as defined below), are, and have been, in compliance with all Environmental Laws (as defined below).

        (b)   There is no suit, claim, action or proceeding pending or, to the knowledge of the Company, threatened, before any Governmental Authority or other forum in which the Company or any of its Subsidiaries has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (A) for alleged noncompliance (including by any predecessor) with any Environmental Law or (B) relating to the release or presence of any Hazardous Material (as defined below) or Oil (as defined below) at, on or from a Company Property or any property previously owned, leased or operated by the Company or any of its Subsidiaries.

        (c)   There is no suit, claim, action or proceeding pending or, to the knowledge of the Company, threatened, before any Governmental Authority or other forum in which the Company or any of its Subsidiaries has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (A) for alleged noncompliance (including by any predecessor) with any Environmental Law or (B) relating to the release or presence of any Hazardous Material or Oil at, on or from a Loan Property.

        (d)   Except as set forth on Schedule 3.17(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any Loan Property, has received or been named in any written notice regarding a matter on which a suit, claim, action or proceeding as described in subsection (b) or (c) of this Section 3.17 could reasonably be based. No facts or circumstances have come to the Company's attention which would have reasonably caused it to believe that a suit, claim, action or proceeding as described in subsection (b) or (c) of this Section 3.17 could reasonably be expected to occur.

        (e)   During the period of (i) the Company's or any of its Subsidiaries' ownership, tenancy or operation of any Company Property or (ii) the Company's or any of its Subsidiaries' holding of a security interest in any Loan Property, to the knowledge of the Company, there has been no release or presence of Hazardous Material or Oil in, on, under or affecting such Company Property or Loan Property, and no Hazardous Material or Oil is present in, on, under or affecting any such Company Property or Loan Property. To the knowledge of the Company, prior to the period of (A) the Company's or any of its Subsidiaries' ownership, tenancy or operation of any Company Property or any property previously owned, leased or operated by the Company or any of its Subsidiaries, or (B) the Company's or any of its Subsidiaries' holding of a security interest in a Loan Property, there was no release or presence of Hazardous Material or Oil in, on, under or affecting any such property or Loan Property.

        (f)    Neither the Company nor any of its Subsidiaries is an "owner" or "operator" (as such terms are defined by the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq.) of any Loan Property and there are no Participation Facilities (as defined below).

        (g)   The following definitions apply for purposes of this Agreement: (A) "Loan Property" means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context (as a result of foreclosure), said term includes any property owned or operated by the Company or any of its Subsidiaries; (B) "Participation Facility" means any facility in which the Company or any of its Subsidiaries participates or has participated in the management of environmental matters; (C) "Hazardous Material" means any compound, chemical, pollutant, contaminant, toxic substance, hazardous waste, hazardous material, or hazardous substance, as any of the foregoing may be defined, identified or regulated under or pursuant to any Environmental Laws, and including without limitation, asbestos, asbestos-containing materials, polychlorinated biphenyls, toxic mold, or fungi, or any other material that may pose a threat to the Environment or to human health and safety but excludes substances in kind and amounts typically used or stored for cleaning purposes or other routine maintenance or operation of motor vehicles used by tenants (if applicable) or guests and otherwise in compliance with Environmental Laws; (D) "Oil" means oil or petroleum of any kind or origin or in any form, as defined in or pursuant to the Federal Clean Water Act, 33 U.S.C. Section 1251 et seq., or any other Environmental Law; (E) "Environment" means any air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, sediment, surface or subsurface strata, plant and animal life, and any other environmental medium or natural resource; and (F) "Environmental Laws" means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the Environment, and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material or Oil. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and

Community Right to Know Act, 42 U.S.C. § 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.; and all comparable state and local laws, and (b) any common law (including, without limitation, common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Material or Oil as in effect on or prior to the date of this Agreement.

        3.18    Intellectual Property.    The Company or its Subsidiaries owns or possesses valid and binding licenses and other rights to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their businesses (the "Company Intellectual Property"), each without payment, and neither the Company nor any of its Subsidiaries has received any notice of infringement or conflict with respect thereto that asserts the rights of others, nor does the Company have knowledge of any such infringement or conflict. The Company and its Subsidiaries have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to the Company Intellectual Property.

        3.19    Material Agreements; Defaults.

        (a)   Except as set forth on Schedule 3.19(a) of the Company Disclosure Schedule or the index of exhibits in the Company 2008 Form 10-K, as amended, and except for this Agreement and the transactions contemplated hereby, neither the Company nor any of its Subsidiaries is a party to or is bound by (i) any agreement, arrangement, or commitment that is material to the financial condition, results of operations or business of the Company; (ii) any written (or oral) agreement, arrangement, or commitment relating to the employment, including, without limitation, engagement as a consultant of any Person, or the election or retention in office or severance of any present or former director or officer of the Company or any of its Subsidiaries; (iii) any contract, agreement, or understanding with any labor union; (iv) any agreement by and among the Company or any of its Subsidiaries, and/or any Affiliate thereof; (v) any contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by the Company as of the date hereof that has not been filed as an exhibit to the Company 2008 Form 10-K; (vi) any agreement, arrangement, or commitment (whether written or oral) which, upon the consummation of the transactions contemplated by this Agreement would result in any payment (whether of severance pay or otherwise) becoming due from the Company or any of its Subsidiaries to any officer or employee thereof; (vii) any agreement, arrangement or commitment (whether written or oral) which is a consulting or other agreement (including agreements entered into in the ordinary course and data processing, software programming and licensing contracts) not terminable on sixty (60) days or less notice involving the payment of in excess of $100,000 per annum individually or $250,000 in the aggregate; (viii) any agreement, arrangement or commitment (whether written or oral) which restricts the conduct of any line of business by the Company or any of its Subsidiaries; or (ix) any agreement, arrangement or commitment (whether written or oral) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.19(a), whether or not set forth on Schedule 3.19(a) of the Company Disclosure Schedule, is referred to herein as a "Company Material Contract." The Company has previously delivered to Buyer complete and correct copies of all of the Company Material Contracts, including any and all amendments and modifications thereto.

        (b)   Each Company Material Contract is legal, valid and binding upon the Company or its Subsidiaries, as the case may be, and to the knowledge of the Company, all other parties thereto, and is in full force and effect. Neither the Company nor any of its Subsidiaries is in breach of or default under any Company Material Contract, or any other agreement or instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under such Company Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.

        3.20    Property and Leases.

        (a)   Each of the Company and its Subsidiaries has good and marketable title to all the real property and all other property owned by it and included in the most recent balance sheet in the Company SEC Documents, free and clear of all Liens, other than (i) Liens that secure liabilities that are reflected in the Company Balance Sheet or incurred in the ordinary course of business after the date of the Company Balance Sheet, (ii) Liens for current taxes and assessments not yet past due or which are being contested in good faith, (iii) inchoate mechanics' and materialmen's Liens for construction in progress, (iv) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or any of its Subsidiaries consistent with past practice, and (v) those items that secure public or statutory obligations or any discount with, borrowing from, or obligations to any Federal Reserve Bank or Federal Home Loan Bank, interbank credit facilities, or any transaction by the Company's Subsidiaries acting in a fiduciary capacity.

        (b)   Each lease of real property to which the Company or any of its Subsidiaries is a party requiring rental payments in excess of $50,000 during the period of the lease, and all amendments and modifications thereto, is in full force and effect, and there exists no default under any such lease by the Company or any of its Subsidiaries, nor any event which with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any of its Subsidiaries, except for such breaches and defaults which, individually or in the aggregate, would not result in the forfeiture of the use or occupancy of the property covered by such lease.

        3.21    Inapplicability of Takeover Laws.    The Company has taken all action required to be taken by it in order to exempt this Agreement, the Voting Agreements and the transactions contemplated hereby from, and this Agreement, the Voting Agreements and the transactions contemplated hereby are exempt from, the requirements of any "moratorium," "business combination," "control share," "fair price" or other takeover defense laws and regulations (collectively, "Takeover Laws"), if any, of the Commonwealth of Massachusetts.

        3.22    Regulatory Capitalization.    Company Bank is, and immediately after the Effective Time will be, "well capitalized" as such term is defined in the rules and regulations promulgated by the OCC. The Company is, and immediately prior to the Effective Time will be, "well capitalized" as such term is defined in the rules and regulations promulgated by the FRB.

        3.23    Loans; Nonperforming and Classified Assets.

        (a)   Each loan agreement, note or borrowing arrangement, including, without limitation, portions of outstanding lines of credit and loan commitments (collectively, "Loans"), on the Company's or any of its Subsidiaries' books and records, was made and has been serviced in accordance with the Company's lending standards in the ordinary course of business; is evidenced by appropriate and sufficient documentation; to the extent secured, has been secured by valid liens and security interests which have been perfected; and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditor's rights and to general equity principles. The Company has previously delivered to Buyer complete and correct copies of its lending policies. The deposit and loan agreements of the Company and its Subsidiaries comply with all applicable laws, rules and regulations. The allowance for loan losses reflected in the Company

SEC Documents and financial statements filed therewith, as of their respective dates, is adequate under GAAP and all regulatory requirements applicable to financial institutions.

        (b)   Schedule 3.23(b) of the Company Disclosure Schedule discloses as of May 31, 2009: (A) any Loan under the terms of which the obligor is sixty (60) or more days delinquent in payment of principal or interest, or to the knowledge of the Company, in default of any other provision thereof; (B) each Loan which has been classified as "other loans specially maintained," "classified," "criticized," "substandard," "doubtful," "credit risk assets," "watch list assets," "loss" or "special mention" (or words of similar import) by the Company, its Subsidiaries or a Governmental Authority (the "Classified Loans"); (C) a listing of the real estate owned, acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director, executive officer or five percent or greater shareholder of the Company, or to the knowledge of the Company, any Person controlling, controlled by or under common control with any of the foregoing. All Loans which are classified as "Insider Transactions" by Regulation O of the FRB have been made by the Company or any of its Subsidiaries in an arms-length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons and do not involve more than normal risk of collectibility or present other unfavorable features.

        (c)   The Company shall promptly after the end of each quarter after the date hereof and upon Closing inform Buyer of the amount of Loans subject to each type of classification of the Classified Loans.

        3.24    Trust Business; Administration of Fiduciary Accounts.    The Company Bank (i) has been duly appointed to all fiduciary or representative capacities it holds with respect to the Trust Business (as defined below) and all such appointments are currently in effect, and (ii) has all authorizations, approvals, licenses and permits necessary for the conduct of its Trust Business. The Company Bank has properly administered the accounts for which it acts as a fiduciary, including, without limitation, to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither the Company nor any of its Subsidiaries and none of their respective directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account. For purposes of this Section 3.24, "Trust Business" shall mean the trusts, executorships, administrations, guardianships, conservatorships, and other representative capacities at the Company Bank's banking and trust offices.

        3.25    Investment Management and Related Activities.    Except as disclosed in Schedule 3.25 of the Company Disclosure Schedule, none of the Company, any of its Subsidiaries or the Company's or its Subsidiaries' directors, officers or employees is required to be registered, licensed or authorized under the laws or regulations issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

        3.26    Investment Securities.    Each of the Company and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities are valued on the books of the Company in accordance with GAAP. The Company and its Subsidiaries and their respective businesses employ investment, securities, risk management and other policies, practices and procedures which the Company believes are prudent and reasonable in the context of such businesses.

        3.27    Derivative Transactions.    All Derivative Transactions (as defined below) entered into by the Company or any of its Subsidiaries were entered into in accordance with applicable rules, regulations and policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. The Company and its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder. The Company and its Subsidiaries have adopted policies and procedures consistent with the publications of Governmental Authorities with respect to their derivatives program. For purposes of this Agreement, "Derivative Transactions" shall mean any swap transaction, option, warrant, forward purchase or forward sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

        3.28    Repurchase Agreements.    With respect to all agreements pursuant to which the Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, the Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and, as of the date hereof, the value of such collateral equals or exceeds the amount of the debt secured thereby.

        3.29    Deposit Insurance.    The deposits of the Company Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act ("FDIA") to the fullest extent permitted by law, and the Company Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the knowledge of the Company, threatened.

        3.30    CRA, Anti-money Laundering and Customer Information Security.    Neither the Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and the Company is not aware of, and none of the Company and its Subsidiaries has been advised of, or has any reason to believe (due to the Company Bank's Home Mortgage Disclosure Act data for the year ended December 31, 2008, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause the Company Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than "satisfactory"; or (ii) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, and the regulations promulgated thereunder (the "USA Patriot Act"), any order issued with respect to anti-money laundering by the U.S. Department of the Treasury's Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Company Bank pursuant to 12 C.F.R. Part 364. Furthermore, the Board of Directors of Company Bank has adopted and Company Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA Patriot Act and the regulations thereunder.

        3.31    Transactions with Affiliates.    Except as set forth in Schedule 3.31 of the Company Disclosure Schedule, there are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any shareholder, director, employee or Affiliate (as defined in Section 9.2(a)) of the Company or any of its Subsidiaries, other than as part of the normal and customary terms of such persons' employment or service as a director with the Company or any of its Subsidiaries. Except as set forth in Schedule 3.31 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective Affiliates, shareholders, directors or executive officers or any material transaction or agreement with any employee other than executive officers. All agreements between the Company and any of its Affiliates comply, (to the extent applicable in accordance with Section 18(J) of the Federal Deposit Insurance Act, 12 U.S.C. § 1828(J)), with Sections 23A and 23B of the Federal Reserve Act and Regulation W promulgated thereunder by the FRB.

        3.32    Brokers; Fairness Opinion.    No action has been taken by the Company or any of its Subsidiaries that would give rise to any valid claim against the Company for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, except in connection with the engagement of Sandler O'Neill + Partners, L.P. (the "Company Financial Advisor") by the Company. The fee payable to the Company Financial Advisor in connection with the transactions contemplated by this Agreement is described in an engagement letter between the Company and the Company Financial Advisor, a complete and correct copy of which has been previously provided to Buyer. The Company has received the opinion of the Company Financial Advisor, to the effect that, as of the date hereof, the Merger Consideration to be received by the shareholders of the Company pursuant to the Merger is fair from a financial point of view to such shareholders, and such opinion has not been amended or rescinded, and remains in full force and effect. The Company has been authorized by the Company Financial Advisor to permit the inclusion of such opinion in its entirety in the Proxy Statement/Prospectus (as defined in Section 6.4(a)).

        3.33    Disclosure.    No representation or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing, including but not necessarily limited to the Company Disclosure Schedule and, including, without limitation, the Company SEC Documents as the same may be updated as of the date hereof, furnished to Buyer pursuant to the provisions hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein not misleading.

ARTICLE IV—REPRESENTATIONS AND WARRANTIES OF BUYER

        4.1    Making of Representations and Warranties.

        (a)   As a material inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby makes to the Company the representations and warranties contained in this Article IV.

        (b)   On or prior to the date hereof, Buyer has delivered to the Company a schedule (the "Buyer Disclosure Schedule") listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of their representations and warranties; provided, however, that no such item is required to be set forth on the Buyer Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being untrue or incorrect under the standards established by Section 4.1(c).

        (c)   No representation or warranty of Buyer contained in this Article IV shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any section of this Article IV, has had or would reasonably be expected to have a Buyer Material Adverse Effect (as defined in Section 9.2(a)); provided, however, that the foregoing standard shall not apply to the representations and warranties contained in Sections 4.3, 4.5 and 4.6 and the first two sentences of Section 4.2, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

        4.2    Organization, Standing and Authority.    Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent is duly registered as a bank holding company under the BHCA and the regulations of the FRB thereunder. Buyer is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

        4.3    Capitalization.    As of the date hereof, the authorized capital stock of Buyer consists solely of 60,000,000 shares of Buyer Common Stock, of which 17,768,607 shares are issued and outstanding, and 73,893 shares were held, directly or indirectly, by Buyer as treasury stock; and 10,000,000 shares of preferred stock, par value $0.01 per share, none of which is issued and outstanding. The outstanding shares of Buyer's capital stock are validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof, and subject to no preemptive rights or similar rights (and were not issued in violation of any preemptive or similar rights). The shares of Buyer Common Stock to be issued in the Merger have been duly and validly reserved for issuance, and when issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable and free of any preemptive or similar rights.

        4.4    Subsidiaries.

        (a)   (i) Schedule 4.4 of the Buyer Disclosure Schedule sets forth a complete and accurate list of all of Buyer's Subsidiaries, including the jurisdiction of organization of each such Subsidiary, (ii) Buyer owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (iii) no equity securities of any of Buyer's Subsidiaries are or may become required to be issued (other than to Buyer) by reason of any contractual right or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Buyer or a wholly-owned Subsidiary of Buyer), (v) there are no contracts, commitments, understandings or arrangements relating to Buyer's rights to vote or to dispose of such securities and (vi) all of the equity securities of each such Subsidiary held by Buyer, directly or indirectly, are validly issued, fully paid and nonassessable, not subject to preemptive or similar rights and are owned by Buyer free and clear of all Liens.

        (b)   Except as set forth on Schedule 4.4 of the Buyer Disclosure Schedule, Buyer does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

        (c)   Each of Buyer's Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

        4.5    Power.    Each of Buyer and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and Buyer has the requisite power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

        4.6    Authority.    This Agreement and the transactions contemplated hereby (including the Merger), subject to approval (if required by applicable law) by the holders of a majority of the shares of Buyer Common Stock outstanding and entitled to vote thereon (or such lesser threshold as may otherwise be required by applicable law), have been authorized by all necessary action of Buyer and the Board of Directors of Buyer (the "Buyer Board"). The Buyer Board (i) unanimously approved this Agreement and determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the holders of Buyer Common Stock and (ii) unanimously resolved to recommend that the holders of Buyer Common Stock vote for the approval of this Agreement and the transactions contemplated hereby at a meeting of the shareholders of the Company, if the approval of the holders of Buyer Common Stock with respect to this Agreement and the transactions contemplated hereby is required by applicable law. Buyer has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement is a legal, valid and binding agreement of Buyer, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general principles of equity). The affirmative vote of the holders of a majority of the outstanding shares of Buyer Common Stock entitled to vote thereon (or such lesser threshold as may otherwise be required by applicable law), if such a vote is required by applicable law, is the only vote of any class of capital stock of the Company required by the DGCL, the Certificate of Incorporation of Buyer, or the Bylaws of Buyer to approve this Agreement and the transactions contemplated hereby.

        4.7    Non-Contravention.

        (a)   Subject to the receipt of the Regulatory Approvals, and the required filings under federal and state securities laws, and except as set forth on Schedule 4.7(a) of the Buyer Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) by Buyer do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination, or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of Buyer or of any of its Subsidiaries or to which Buyer or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, Buyer's Certificate of Incorporation or Bylaws, or (iii) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

        (b)   As of the date hereof, Buyer is not aware of any reasons relating to Buyer or its Subsidiaries (including, without limitation, Community Reinvestment Act compliance or the USA Patriot Act) (i) why all of the Regulatory Approvals shall not be procured from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition(s) would be imposed.

        4.8    Organizational Documents.    Buyer has made available to the Company a complete and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date, of Buyer. Buyer is not in violation of any of the terms of its Certificate of Incorporation or Bylaws.

        4.9    Compliance with Laws.    Each of Buyer and its Subsidiaries:

          (a)   is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

          (b)   has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the knowledge of Buyer, no suspension or cancellation of any of them is threatened;

          (c)   has received, since December 31, 2000, no notification or communication from any Governmental Authority (i) asserting that the Buyer or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, (ii) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance (nor, to the knowledge of Buyer, do any grounds for any of the foregoing exist) or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by the Buyer within a certain time period or indefinitely; and

          (d)   has conducted any finance activities (including, without limitation, mortgage banking and mortgage lending activities and consumer finance activities) in compliance with all Finance Laws, and with all applicable collection practices in seeking payment under any loan or credit extension of such entity. In addition, there is no pending or, to the knowledge of Buyer, threatened charge by any Governmental Authority that any of Buyer and its Subsidiaries has violated, nor any pending or, to the knowledge of Buyer, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws.

        4.10    Litigation.

        (a)   No litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator is pending against Buyer or any of its Subsidiaries, and, to the knowledge of Buyer, no litigation, claim, suit, investigation or other proceeding has been threatened, that would reasonably be expected to have a Buyer Material Adverse Effect.

        (b)   Neither Buyer nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of Buyer or any of its Subsidiaries.

        (c)   Neither Buyer nor any of its Subsidiaries has been advised by a Governmental Authority that it will issue, or is aware of any facts which could give rise to the issuance by any Governmental Authority or is aware that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

        4.11    SEC Documents; Financial Reports; and Regulatory Reports.

        (a)   Buyer's Annual Report on Form 10-K, as amended through the date hereof, for the fiscal year ended December 31, 2008 (the "Buyer 2008 Form 10-K"), and all other reports, registration statements, definitive proxy statements or information statements required to be filed by Buyer or any of its Subsidiaries subsequent to December 31, 2003 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the "Buyer SEC Documents"), with the SEC, and all of the Buyer SEC Documents filed with the SEC after the date hereof, in the form filed or to be filed, (i) complied or will comply in all respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Buyer SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such Buyer SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Except for those liabilities that are fully reflected or reserved against in the most recent consolidated balance sheet of Buyer and its Subsidiaries contained in the Buyer 2008 Form 10-K and, except for liabilities reflected in the Buyer SEC Documents filed prior to the date hereof or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2008, neither Buyer nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

        (b)   Buyer and each of its Subsidiaries, officers and directors are in compliance with, and have complied, with (1) the applicable provisions of the Sarbanes-Oxley and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of NASDAQ. Buyer (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (3) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Buyer Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Buyer's ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer's internal control over financial reporting.

        (c)   Since December 31, 2002, Buyer and its Subsidiaries have duly filed with the FRB, the FDIC and any other applicable Governmental Authority, in correct form the reports required to be filed under applicable laws and regulations and such reports were in all respects complete and accurate in compliance with the requirements of applicable laws and regulations.

        4.12    Absence of Certain Changes or Events.    Except as disclosed in the Buyer SEC Documents filed prior to the date hereof, or as otherwise expressly permitted or expressly contemplated by this Agreement, since December 31, 2008, there has been no change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Buyer or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, and to the knowledge of Buyer, no fact or condition exists which is reasonably likely to cause a Buyer Material Adverse Effect in the future.

        4.13    Tax Treatment.    As of the date hereof, Buyer is aware of no reason why the Merger will fail to qualify as a "reorganization" under Section 368(a) of the Code.

        4.14    Regulatory Capitalization.    Buyer Bank is, and immediately after the Effective Time will be, "well capitalized," as such term is defined in the rules and regulations promulgated by the FDIC. Buyer is, and immediately after the Effective Time will be, "well capitalized" as such term is defined in the rules and regulations promulgated by the FRB.

        4.15    CRA, Anti-money Laundering and Customer Information Security.    Neither Buyer nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and Buyer is not aware of, and none of Buyer and its Subsidiaries has been advised of, or has any reason to believe (because Buyer Bank's Home Mortgage Disclosure Act data for the year ended December 31, 2008, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause Buyer Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than "satisfactory"; (ii) to be deemed to be operating in violation of the USA Patriot Act and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury's Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Buyer Bank pursuant to 12 C.F.R. Part 364. Furthermore, the Board of Directors of Buyer Bank has adopted and Buyer Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA Patriot Act and the regulations thereunder.

        4.16    Deposit Insurance.    The deposits of the Buyer Bank are insured by the FDIC in accordance with the FDIA to the fullest extent permitted by law, and Buyer Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the knowledge of Buyer, threatened.

        4.17    Employee Benefit Plans.    Schedule 4.17 of the Buyer Disclosure Schedule sets forth a list of every Employee Program that is currently maintained, sponsored or contributed to by the Buyer or an ERISA Affiliate.

        4.18    Brokers.    No action has been taken by Buyer or any of its Subsidiaries that would give rise to any valid claim against Buyer for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, except in connection with the engagement of Endicott Financial Advisors, L.L.C. (the "Buyer Financial Advisor") by Buyer. The fee payable to the Buyer Financial Advisor in connection with the transactions contemplated by this Agreement is described in an engagement letter between Buyer and the Buyer Financial Advisor, a complete and correct copy of which has been previously provided to the Company.

        4.19    Sufficient Funds.    Buyer has, and will have at the Effective Time, sufficient funds to consummate the transactions contemplated by this Agreement, including the consideration to be paid to the holders of Options in accordance with Section 2.7, subject to the terms and conditions of this Agreement.

        4.20    Disclosure.    No representation or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing, including but not necessarily limited to the Buyer Disclosure Schedule and, including, without limitation, the Buyer SEC Documents as the same may be updated as of the date hereof, furnished to the Company pursuant to the provisions hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein not misleading.

ARTICLE V—COVENANTS RELATING TO CONDUCT OF BUSINESS

        5.1    Company Forbearances.    From the date hereof until the Effective Time, except as set forth in the Company Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of Buyer, the Company will not, and will cause each of its Subsidiaries not to:

          (a)    Ordinary Course.    Conduct its business other than in the ordinary and usual course consistent with past practice or, fail to use reasonable best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would (i) adversely affect the ability of any party to obtain any necessary approval of any Governmental Authority required for the transactions contemplated hereby or (ii) adversely affect its ability to perform any of its material obligations under this Agreement.

          (b)    Stock.    (i) Other than pursuant to the exercise or settlement of stock options or stock-based awards outstanding as of the date hereof and listed on the Company Disclosure Schedule, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or acquire shares of stock, or take any action related to such issuance or sale, (ii) enter into any agreement with respect to the foregoing, (iii) accelerate the vesting of any existing stock options, stock appreciation rights or other rights to subscribe for or acquire shares of stock, or (iv) change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or acquire shares of stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities.

          (c)    Dividends, Etc.    (i) Make, declare or pay any dividend on or in respect of, or declare or make any distribution on, any shares of Company Common Stock other than (A) regular quarterly cash dividends on Company Common Stock in an amount not to exceed the rate payable on such Company Common Stock as of the date hereof, (B) dividends from wholly-owned Subsidiaries to the Company or any wholly-owned Subsidiary of the Company, as applicable or (ii) directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock. After the date hereof, the Company shall coordinate with Buyer regarding the declaration of any dividends in respect of the Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of the Company Common Stock shall not receive two regular dividends for any single calendar quarter with respect to their shares of Company Common Stock and any shares of Buyer Common Stock that such holders may receive in exchange therefor in the Merger.

          (d)    Compensation; Employment Agreements; Etc.    Enter into or amend any employment, severance or similar agreements or arrangements with any of its directors, officers, employees or consultants, or grant any salary or wage increase, or increase any employee benefit (including incentive or bonus payments), except for (i) normal increases in compensation to employees in the ordinary course of business consistent with past practice or as set forth in Schedule 5.1(d); provided, however, that no such increase shall exceed five percent (5%) of such person's current annual compensation, (ii) as may be required by law, (iii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 3.19(a) of the Company Disclosure Schedule, or (iv) as set forth in Schedule 6.13(d).

          (e)    Benefit Plans.    Except as may be required by (i) applicable law or (ii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 3.14(a) of the Company Disclosure Schedule, enter into, establish, adopt or amend any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, or any other Employee Programs, in respect of any director, officer or other employee of the Company or any of its Subsidiaries, including, without limitation, taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

          (f)    Dispositions.    Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company and its Subsidiaries taken as a whole.

          (g)    Governing Documents.    Amend its Restated Articles of Organization or Bylaws (or equivalent documents).

          (h)    Acquisitions.    Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

          (i)    Capital Expenditures.    Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $500,000 in the aggregate.

          (j)    Contracts.    Enter into or terminate any Company Material Contract or amend or modify in any material respect any of its existing Company Material Contracts.

          (k)    Claims.    Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which the Company or any of its Subsidiaries is a party as of the date hereof or becomes a party after the date of this Agreement.

          (l)    Banking Operations.    Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.

          (m)    Derivative Transactions.    Enter into any Derivative Transactions.

          (n)    Indebtedness.    Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, federal home loan bank advances, and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

          (o)    Investment Securities.    Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount that is not permissible for a national bank or (ii) any other debt security other than in the ordinary course of business consistent with past practice.

          (p)    Loans.    Make any loan, loan commitment, letter of credit or other extension of credit other than in the ordinary course of business consistent with past practice; provided, however, that any loan, loan commitment, letter or credit or other extension of credit in an amount greater than $2,000,000 shall require the prior consent of Buyer, which consent shall be deemed to be given unless Buyer provides written objection to the Company of such loan, loan commitment, letter or credit or other extension of credit by the end of the third (3rd) Business Day after receipt of written notice from the Company.

          (q)    Investments in Real Estate.    Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

          (r)    Accounting Methods.    Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or by GAAP.

          (s)    Loan Policies.    Change its loan policies or procedures in effect as of the date hereof, except as required by any Governmental Authority.

          (t)    Tax Matters.    Make or change any Tax election, file any amended Tax Return, fail to timely file any Tax Return, enter into any closing agreement, settle or compromise any liability with respect to Taxes, agree to any adjustment of any Tax attribute, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment.

          (u)    Adverse Actions.    (i) Knowingly take any action that would, or would be reasonably likely to, prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied, or (z) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law.

          (v)    Agreements.    Agree or commit to do anything prohibited by this Section 5.1.

        5.2    Buyer Forbearances.    From the date hereof until the Effective Time, except as set forth in Schedule 5.2 of the Buyer Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of the Company, Buyer will not, and will cause each of its Subsidiaries not to (a) conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to reserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates; (b) take any action that would (i) adversely affect the ability of any party to obtain any necessary approval of any Governmental Authority required for the transactions contemplated hereby, or (ii) adversely affect its ability to perform any of its material obligations under this Agreement; (c) take any action that would, or would be reasonably likely to, (i) prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied, or (z) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law.

ARTICLE VI—ADDITIONAL AGREEMENTS

        6.1    Reasonable Best Efforts.    Subject to the terms and conditions of this Agreement, each of the Company and Buyer agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including, without limitation, effecting all filings and obtaining (and cooperating with the other party hereto to obtain) any permit, consent, authorization, order or approval of, or any exemption by, any Governmental Authority (including, but not limited to, the Regulatory Approvals) and any other third party that is required to be obtained by the Company or Buyer or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and using reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger and the transactions contemplated hereby, and using reasonable best efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the Merger and the transactions contemplated hereby or seeking material damages, and each shall cooperate fully with the other party hereto to that end.

        6.2    Company Shareholder Approval.

        (a)   Following the execution of this Agreement, the Company shall take, in accordance with applicable law and its Restated Articles of Organization and Bylaws, all action necessary to convene a special meeting of its shareholders as promptly as practicable (and in any event within forty-five (45) days following the time when the Registration Statement becomes effective, subject to extension with the consent of Buyer) to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matter required to be approved by the shareholders of the Company in order to consummate the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the "Company Meeting").

        (b)   Subject to Section 6.7 hereof, the Company shall ensure that the Company Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Meeting are solicited in compliance with the MBCA, the Restated Articles of Organization and Bylaws of the Company, and all other applicable legal requirements.

        (c)   Subject to Section 6.7 hereof, (i) the Company Board shall recommend that the Company's shareholders vote to approve this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by the Company's shareholders for consummation of the Merger and the transactions contemplated hereby (the "Company Recommendation"), and (ii) the Proxy Statement/Prospectus shall include the Company Recommendation.

        6.3    Buyer Shareholder Approval.

        (a)   Following the execution of this Agreement, if the approval of the holders of Buyer Common Stock with respect to this Agreement and the transactions contemplated hereby is required by applicable law, Buyer shall take, in accordance with applicable law and its Certificate of Incorporation and Bylaws, all action necessary to convene a special meeting of its shareholders as promptly as practicable (and in any event within forty-five (45) days following the time when the Registration Statement becomes effective, subject to extension with the consent of Buyer) to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matter required to be approved by the shareholders of Buyer in order to consummate the

Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the "Buyer Meeting").

        (b)   Buyer shall ensure that the Buyer Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Buyer in connection with the Buyer Meeting are solicited in compliance with the DGCL, the Certificate of Incorporation and Bylaws of Buyer, and all other applicable legal requirements.

        (c)   (i) Buyer Board shall recommend that Buyer's shareholders vote to approve this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by Buyer's shareholders for consummation of the Merger and the transactions contemplated hereby (the "Buyer Recommendation"), and (ii) the Proxy Statement/Prospectus shall include the Buyer Recommendation.

        6.4    Registration Statement.

        (a)   Buyer and the Company agree to cooperate in the preparation of a registration statement on Form S-4 (the "Registration Statement") to be filed by Buyer with the SEC in connection with the issuance of the Buyer Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of the Company and, if applicable, Buyer constituting a part thereof (the "Proxy Statement/Prospectus") and all related documents). Each of Buyer and the Company agree to use its reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. Buyer also agrees to use reasonable best efforts to obtain any necessary state securities law or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement. The Company agrees to cooperate with Buyer and its counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from the Financial Advisor and the Company's independent registered accounting firm in connection with the Registration Statement and the Proxy Statement/Prospectus. After the Registration Statement is declared effective under the Securities Act, the Company, at its expense, shall promptly mail the Proxy Statement/Prospectus to its shareholders.

        (b)   Each of Buyer and the Company agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Proxy Statement/Prospectus or any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any Governmental Authority in connection with the transactions contemplated hereby. Each of Buyer and the Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto, at the date of mailing to shareholders and at the time of the Company Meeting, will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Each of Buyer and the Company further agrees that if it shall become aware prior to the Effective Time of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, it shall promptly inform the other party thereof and shall take the necessary steps to correct the Proxy Statement/Prospectus.

        (c)   Buyer will advise the Company, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

        6.5    Press Releases.    Buyer and the Company will consult with each other before issuing any press release with respect to this Agreement and the transactions contemplated hereby and will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby or make any such public statements without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after consultation with the other party, to the extent practicable), issue such press release or public statements as may be required by applicable law or the rules and regulations of any stock exchange.

        6.6    Access; Information.

        (a)   Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company and Buyer shall, and each shall cause its Subsidiaries to, afford Buyer or the Company, as the case may be, and its officers, employees, counsel, accountants, advisors and other authorized representatives (collectively, "Representatives"), access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, without limitation, work papers of independent auditors), and to its officers, employees, accountants, counsel or other representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to Buyer or the Company, as the case may be, and the Representatives (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities laws (other than reports or documents that the Company or Buyer, or their Subsidiaries, as the case may be, are not permitted to disclose under applicable law), and (ii) all other information concerning the business, properties and personnel of the Company or Buyer and its Subsidiaries, as the case may be, as Buyer or the Company or any Representative may reasonably request. Neither the Company or Buyer nor any of its respective Subsidiaries shall be required to provide access to or to disclose information where such access jeopardizes the attorney-client privilege of the institution in possession or control of such information or contravenes any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Consistent with the foregoing, the Company or Buyer, as the case may be, agrees to make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

        (b)   Buyer and the Company agree to hold all information and documents obtained pursuant to this Section 6.6 in confidence (as provided in, and subject to the provisions of, the Confidentiality Agreement (as defined in Section 9.2(a)), as if it were the party receiving the confidential information as described therein). No investigation by Buyer or the Company of the business and affairs of the Company or Buyer, respectively, shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Buyer's or the Company's respective obligations to consummate the transactions contemplated by this Agreement.

        6.7    No Solicitation.

        (a)   The Company shall not and shall cause its Subsidiaries and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents of the Company and its Subsidiaries (collectively, the "Company Representatives") not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Buyer) any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which the Company is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the Company Representatives, whether or not such Company Representative is so authorized and whether or not such Company Representative is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Agreement by the Company. The Company and its Subsidiaries shall, and shall cause each of the Company Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

        For purposes of this Agreement, "Acquisition Proposal" shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Buyer), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, "Acquisition Transaction" shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of the Company or any of its Subsidiaries representing, in the aggregate, fifteen percent (15%) or more of the assets of the Company and its Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing fifteen percent (15%) or more of the votes attached to the outstanding securities of the Company or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning fifteen percent (15%) or more of any class of equity securities of the Company or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

        (b)   Notwithstanding Section 6.7(a), prior to the date of the Company Meeting, the Company may take any of the actions described in clause (ii) of Section 6.7(a) if, but only if, (i) the Company has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.7; (ii) the Company Board determines in good faith, after consultation with and having considered the advice of its outside legal counsel and a nationally recognized, independent financial advisor, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) it is required to take such actions to comply with its fiduciary duties to the Company's shareholders under applicable law; (iii) the Company has provided Buyer with at least three (3) Business Days' prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, the Company receives from such Person a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement. The Company shall promptly provide to Buyer any non-public information (whether written or oral) regarding the Company or its Subsidiaries provided to any other Person which was not previously provided to Buyer, such additional information to be provided no later than the date of provision of such information to such other party.

        For purposes of this Agreement, "Superior Proposal" shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Company Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor of nationally recognized reputation (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Company Common Stock or all, or substantially all, of the assets of the Company and its Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of Company Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the Company's shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to the Company's shareholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

        (c)   The Company shall promptly (and in any event within twenty-four (24) hours) notify Buyer in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Company or the Company Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless (i) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (ii) disclosure of such materials jeopardizes the attorney-client privilege or (iii) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree). The Company agrees that it shall keep Buyer informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

        (d)   Neither the Company Board nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Buyer in connection with the transactions contemplated by this Agreement (including the Merger), the Company Recommendation, or make any statement, filing or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause the Company or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.7(b)) or (B) requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

        (e)   Notwithstanding Section 6.7(d), prior to the date of the Company Meeting, the Company Board may approve or recommend to the shareholders of the Company a Superior Proposal and withdraw, qualify or modify the Company Recommendation in connection therewith (a "Company Subsequent Determination") after the fifth (5th) Business Day following Buyer's receipt of a notice (the "Notice of Superior Proposal") from the Company advising Buyer that the Company Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.7) constitutes a Superior Proposal (it being understood that the Company shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that the Company proposes to accept) if, but only if, (i) the Company Board has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor of nationally recognized reputation, that it is required to take such actions to comply with its fiduciary duties to the Company's shareholders under applicable law, (ii) during the five (5) Business Day Period after receipt of the Notice of Superior Proposal by Buyer, the Company and the Company Board shall have cooperated and negotiated in good faith with Buyer to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable the Company to proceed with the Company Recommendation without a Company Subsequent Determination; provided, however, that Buyer shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of such five (5) Business Day period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Buyer since its receipt of such Notice of Superior Proposal, the Company Board has again in good faith made the determination (A) in clause (i) of this Section 6.7(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the Company Recommendation or the making of a Company Subsequent Determination by the Company Board shall not change the approval of the Company Board for purposes of causing any Takeover Laws to be inapplicable to this Agreement and the Voting Agreements and the transactions contemplated hereby, including the Merger.

        (f)    Nothing contained in this Section 6.7 shall prohibit the Company or the Company Board from complying with the Company's obligations required under Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in the Company Recommendation unless the Company Board reaffirms the Company Recommendation in such disclosure.

        6.8    Affiliate Agreements.    Not later than the fifteenth (15th) calendar day prior to the mailing of the Proxy Statement/Prospectus, the Company shall deliver to Buyer, a schedule of each Person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Company Meeting, deemed to be an "affiliate" of the Company within the meaning of Rule 145 promulgated under the Securities Act. The Company shall use its reasonable best efforts to cause each such person who may be deemed to be an "affiliate" of the Company within the meaning of Rule 145 to execute and deliver to Buyer on or before the date of mailing of the Proxy Statement/Prospectus a written agreement to comply with the requirements of Rule 145 in connection with the sale or other transfer of Buyer Common Stock received in the Merger, in substantially the form attached hereto as Exhibit A.

        6.9    Takeover Laws.    No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, as applicable, and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement and the Voting Agreements from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws, as now or hereafter in effect, that purports to apply to this Agreement or the Voting Agreements or the transactions contemplated hereby or thereby.

        6.10    Shares Listed.    Prior to the Effective Time, Buyer shall use its reasonable best efforts to obtain approval for listing on NASDAQ the shares of Buyer Common Stock to be issued to the holders of the Company Common Stock in the Merger.

        6.11    Regulatory Applications; Filings; Consents; Other Regulatory Matters.    Buyer and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (a) to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the Regulatory Approvals, (b) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (c) to cause the Merger to be consummated as expeditiously as practicable (including by avoiding or setting aside any preliminary or permanent injunction or other order of any United States federal or state court of competent jurisdiction or any other Governmental Authority); provided, however, that in no event shall Buyer be required to agree to any prohibition, limitation, or other requirement which would prohibit or materially limit the ownership or operation by the Company or any of its Subsidiaries, or by Buyer or any of its Subsidiaries, of all or any material portion of the business or assets of the Company or any of its Subsidiaries or Buyer or its Subsidiaries, or compel Buyer or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company or any of its Subsidiaries or Buyer or any of its Subsidiaries (together, the "Burdensome Conditions"). Provided the Company has cooperated as required above, Buyer agrees to file the requisite applications (or requests for waivers thereof) to be filed by them with the FRB, FDIC, the OCC (if applicable), the Massachusetts Division of Banks, the Massachusetts Board of Bank Incorporation and the Governmental Authorities of the other states in which Buyer, the Company and their respective Subsidiaries operate. Each of Buyer and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

        6.12    Indemnification; Directors' and Officers' Insurance.

        (a)   Buyer agrees that all rights to indemnification and all limitations of liability existing in favor of any director or officer of the Company or its Subsidiaries (the "Indemnified Parties") as provided in the Company's Restated Articles of Organization or Bylaws or in the similar governing documents of the Company's Subsidiaries as in effect as of the date hereof (including, without limitation, the right to the advancement of expenses) with respect to matters occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

        (b)   Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company's existing directors' and officers' liability insurance coverage for the Company's directors and officers in a form acceptable to the Company which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons than the directors' and officers' liability insurance coverage presently maintained by the Company, so long as the aggregate cost is less than $100,000 (the "Premium Limit"). In the event that the Premium Limit is insufficient for such coverage, the Company may enter into an agreement to spend up to that amount to purchase such lesser coverage as may be obtained with such amount.

        (c)   In the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 6.12.

        (d)   The provisions of this Section 6.12 are intended to be for the benefit of, and to grant third party rights to, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

        6.13    Employees and Benefit Plans.

        (a)   From and after the Effective Time, Buyer agrees to provide the employees of the Company and any of its Subsidiaries who remain employed after the Effective Time (collectively, the "Company Employees") with at least the types and levels of employee benefits (including employee contribution levels) comparable to either those maintained by the Company immediately prior to the Effective Time or those maintained by Buyer for similarly-situated employees of Buyer, to be determined in Buyer's sole discretion. To the extent that the Company Employees participate in Buyer's benefit plans, Buyer will treat, and cause its applicable benefit plans to treat, the service of the Company Employees with the Company or any of its Subsidiaries as service rendered to Buyer or any of its Subsidiaries for purposes of eligibility to participate, vesting and for other appropriate benefits including, but not limited to, applicability of minimum waiting periods for participation, but not for benefit accrual under any defined benefit plan (including minimum pension amount) attributable to any period before the Effective Time. Without limiting the foregoing, but subject to the terms and conditions of Buyer's health and similar plans, Buyer shall not treat any employee of the Company or any of its Subsidiaries as a "new" employee for purposes of any exclusions under any health or similar plan of Buyer for a pre-existing medical condition to the extent that any such exclusion did not apply under a health or similar plan of the Company or its Subsidiaries, and any deductibles paid under any of the Company's or any of its Subsidiaries' health plans shall be credited towards deductibles under Buyer's health plans upon delivery to Buyer of appropriate documentation. Buyer will use its reasonable efforts to make appropriate arrangements with its insurance carrier(s) to ensure such result.

        (b)   Notwithstanding anything to the contrary contained herein, Buyer shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of the Company. At the Effective Time, the Company shall terminate any Company Employee Programs as may be requested by Buyer.

        (c)   At and following the Effective Time, Buyer agrees to honor the severance guidelines attached as Schedule 6.13(c) in connection with the termination of employment of any Company Employee, in such amounts, at such times and upon such conditions as set forth on said Schedule.

        (d)   From and after the date of this Agreement, the Company may grant and pay, on a pro rata basis, performance bonuses accrued and earned by certain Company Employees as set forth in Schedule 6.13(d). In addition, Buyer may make retention payments to certain Company Employees.

        (e)   From and after the date of this Agreement, Company Employees may apply for any job openings at Buyer as though such Company Employees were employees of Buyer. Buyer and the Company will work cooperatively to maximize employment opportunities for Company employees with Buyer.

        (f)    Buyer shall honor and comply with all employment, change in control and other agreements entered prior to date hereof with individual Company Employees.

        (g)   Notwithstanding anything else contained herein to the contrary, nothing in this Section 6.13 shall be construed to create any third party beneficiary rights in any Person who is not a party to this Agreement, nor shall this Section 6.13 be construed to amend any Employee Program.

        6.14    Parachute Payouts.    Notwithstanding anything to the contrary contained in this Agreement, in no event shall (i) the Company or any of its Subsidiaries take any action or make any payments that would result, either individually or in the aggregate, in the payment of an "excess parachute payment" within the meaning of Section 280G of the Code or that would result, either individually or in the aggregate, in payments that would be nondeductible pursuant to Section 162(m) of the Code, or (ii) Buyer or the Surviving Corporation be required to make any payments to any Company Employee that would result, either individually or in the aggregate, in the payment of an "excess parachute payment."

        6.15    Company ESOP.    The Company shall take all actions necessary to effectuate the voting of all shares held in the Company Employee Stock Ownership Plan (the "Company ESOP") with respect to the proposed approval of this Agreement in accordance with the terms of the Company ESOP and applicable law.

        6.16    Stock Options.    At the Effective Time, each outstanding Option will be assumed by Buyer. Each Option so assumed by Buyer under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Option Plan, if any, pursuant to which the Option was issued and any option agreement between the Company and the optionee with regard to the Option immediately prior to the Effective Time, except that (i) each Option will be exercisable for that number of whole shares of Buyer Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Buyer Common Stock and (ii) the per share exercise price for the shares of Buyer Common Stock issuable upon exercise of such assumed Option will be equal to the quotient determined by dividing (A) the per share exercise price under such Company Option by (B) the Exchange Ratio rounded up to the nearest whole cent. It is intended that Options assumed by Buyer shall be adjusted in a manner consistent with Section 424 of the Code (whether or not such Options qualify as incentive stock options under Section 422 of the Code) and the provisions of this Section 6.16 shall be applied consistent with such intent.

        6.17    Form S-8.    Buyer agrees to file a registration statement on Form S-8 for the shares of Buyer Common Stock issuable with respect to assumed Options promptly, but in no event later than five (5) Business Days, following the Effective Time and shall maintain the effectiveness of such registration statement thereafter for so long as any such Options remain outstanding.

        6.18    Charitable Commitments.    Buyer shall honor all charitable commitments made by the Company and in effect as of the Effective Date; provided, however, that Buyer shall not be obligated to honor such charitable commitments that exceed, in the aggregate, the Company's charitable commitments made in the twelve (12) months prior to the Effective Date. Buyer is committed to continuing its role as a good corporate citizen and to support charitable activities in the communities which it serves. Buyer has created a charitable foundation which serves many of the same communities which are served by the Company.

        6.19    Notification of Certain Matters.    Each of Buyer and the Company shall give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Buyer Material Adverse Effect or Company Material Adverse Effect, respectively, or (b) notwithstanding the standards set forth in Section 3.1(c) or 4.1(c), as applicable, would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein. No such notice by Buyer or the Company shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Buyer's or the Company's obligations to consummate the transactions contemplated by this Agreement.

        6.20    Confidentiality Agreement.    The Confidentiality Agreement shall remain in full force and effect after the date hereof in accordance with its terms.

        6.21    Section 16 Votes.    Prior to the Effective Time, the Company shall approve in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden,

Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any disposition of equity securities of the Company (including derivative securities) resulting from the transactions contemplated by this Agreement by each officer and director of the Company who is subject to Section 16 of the Exchange Act.

ARTICLE VII—CONDITIONS TO CONSUMMATION OF THE MERGER

        7.1    Conditions to Each Party's Obligations to Effect the Merger.    The obligations of each of the parties to consummate the Merger is conditioned upon the satisfaction at or prior to the Effective Time of each of the following conditions:

          (a)    Shareholder Vote.    This Agreement and the transactions contemplated hereby (including the Merger) shall have been approved by the requisite affirmative vote of the shareholders of the Company present or represented and voting at the Company Meeting and, if required by applicable law, by the requisite affirmative vote of the shareholders of Buyer present or represented and voting at the Buyer Meeting.

          (b)    Regulatory Approvals; No Burdensome Condition.    All Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired. None of the Regulatory Approvals shall impose any term, condition or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines is a Burdensome Condition.

          (c)    No Injunction, Etc.    No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits, materially restricts or makes illegal consummation of any of the transactions contemplated hereby.

          (d)    Effective Registration Statement.    The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

          (e)    NASDAQ Listing.    The shares of Buyer Common Stock issuable pursuant to this Agreement shall have been approved for listing on NASDAQ, subject to official notice of issuance.

        7.2    Conditions to the Obligations of Buyer.    The obligations of Buyer to consummate the Merger are also conditioned upon the satisfaction or waiver by Buyer, at or prior to the Effective Time, of each of the following conditions:

          (a)    Representations, Warranties and Covenants of the Company.    (i) Each of the representations and warranties of the Company contained herein shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 3.1(c), and (ii) each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects.

          (b)    Company Material Adverse Effect.    Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

          (c)    Officer's Certificate.    Buyer shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of the Company, to the effect that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

          (d)    Third Party Consents.    All consents or approvals of all Persons (other than Governmental Authorities) required for the consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (e)    Tax Opinion Relating to the Merger.    Buyer shall have received an opinion from Goodwin Procter LLP, dated as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering its opinion, Goodwin Procter LLP may require and rely upon representations contained in certificates of officers of each of Buyer and the Company.

          (f)    Dissenting Shares.    As of immediately prior to the Effective Time, no more than 15% of the outstanding shares of Company Common Stock shall have taken actions to assert dissenters' rights under the Dissenters' Rights Statute.

        7.3    Conditions to the Obligations of the Company.    The obligation of the Company to consummate the Merger is also conditioned upon the satisfaction or waiver by the Company, at or prior to the Effective Time, of each of the following conditions:

          (a)    Representations, Warranties and Covenants of Buyer.    (i) Each of the representations and warranties of Buyer contained herein shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 4.1(c), and (ii) each and all of the agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects.

          (b)    Buyer Material Adverse Effect.    Since the date of this Agreement, there shall not have occurred any Buyer Material Adverse Effect.

          (c)    Officer's Certificate.    The Company shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of Buyer, to the effect that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

          (d)    Tax Opinion Relating to the Merger.    The Company shall have received an opinion from Cranmore, FitzGerald & Meaney (or other counsel appointed for this purpose by the Company) dated as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering its opinion, Cranmore, FitzGerald & Meaney or other appointed counsel may require and rely upon representations contained in certificates of officers of each of Buyer and the Company.

ARTICLE VIII—TERMINATION

        8.1    Termination.    This Agreement may be terminated, and the Merger and the transactions contemplated hereby may be abandoned:

          (a)   by the mutual consent of Buyer and the Company in a written instrument;

          (b)   by Buyer, on the one hand, or the Company, on the other hand, (provided, however, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standards set forth in Section 3.1(c) or 4.1(c), as applicable), which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach; or (ii) a material breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach;

          (c)   by Buyer, on the one hand, or the Company, on the other hand, in the event that the Merger is not consummated by March 31, 2010, except to the extent that the failure of the Merger to be consummated shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (d)   by Buyer, on the one hand, or the Company, on the other hand, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority, or any governmental entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that the party seeking to terminate this Agreement shall have used its reasonable best efforts to have such order, injunction or decree lifted;

          (e)   by Buyer, on the one hand, or the Company, on the other hand, if the approval of the Company's shareholders required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of the Company's shareholders (including at any reconvened meeting held following an adjournment or postponement of such meeting);

          (f)    by Buyer, on the one hand, or the Company, on the other hand, if the approval of the holders of Buyer Common Stock with respect to this Agreement and the transactions contemplated hereby is required by applicable law and such approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of Buyer's shareholders (including at any reconvened meeting held following an adjournment or postponement of such meeting);

          (g)   by Company, if the approval of the holders of Buyer Common Stock with respect to this Agreement and the transactions contemplated hereby is required by applicable law and (i) the Buyer Board (A) modifies, qualifies, withholds or withdraws the Buyer Recommendation, or makes any statement, filing or release, in connection with the Buyer Meeting or otherwise, inconsistent with the Buyer Recommendation, (B) breaches its obligations to call, give notice of and commence the Buyer Meeting under Section 6.3(a) or (C) fails to publicly reconfirm the Buyer Recommendation within five (5) Business Days of being requested to do so by the Company;

          (h)   by Buyer, if (i) the Company Board (A) modifies, qualifies, withholds or withdraws the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation), or makes any statement, filing or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation, (B) breaches its obligations to call, give notice of and commence the Company Meeting under Section 6.2(a), (C) approves or recommends an Acquisition Proposal, (D) fails to publicly recommend against a publicly announced Acquisition Proposal within five (5) Business Days of being requested to do so by Buyer, (E) fails to publicly reconfirm the Company Recommendation within five (5) Business Days of being requested to do so by Buyer, or (F) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions or (ii) there shall have been a material breach by the Company (including, without limitation, any Company Representative) of Section 6.7;

          (i)    by the Company, in connection with entering into a definitive agreement to effect a Superior Proposal after making a Company Subsequent Determination in accordance with Section 6.7(e); or

          (j)    By the Company, if its Board of Directors so determines by a majority vote of the members of its entire Board, at any time during the five (5) Business Day period commencing on the Determination Date if both of the following conditions are satisfied:

              (i)  The Buyer Market Value is less than $11.10, adjusted as indicated on the last sentence of this Section 8.1(j); and

             (ii)  the number obtained by dividing the Buyer Market Value by the Initial Buyer Market Value ("Buyer Ratio") shall be less than the quotient obtained by dividing the Final Index Price by the Initial Index Price, minus 0.2 (the "Index Ratio"); subject, however, to the following three sentences.

        If the Company elects to exercise its termination right pursuant to this Section 8.1(j), it shall give prompt written notice thereof to Buyer. During the five (5) Business Day period commencing with its receipt of such notice, Buyer shall have the option to increase the Exchange Ratio, at its sole discretion, to (x) a quotient, the numerator of which is equal to the product of the Initial Buyer Market Value, the Exchange Ratio (as then in effect) and the Index Ratio, and the denominator of which is equal to the Buyer Market Value, or (y) the quotient determined by dividing the Initial Buyer Market Value by the Buyer Market Value, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and .8. If Buyer so elects, it shall give, within such five (5) Business Day period, written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall be deemed to have occurred pursuant to this Section 8.1(j) and this Agreement shall remain in full force and effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

        For purposes of this Section 8.1(j), the following terms shall have the meanings indicated below:

        "Buyer Market Value" shall be the average of the daily closing sales prices of a share of Buyer Common Stock (and if there is no closing sales prices on any such day, then the mean between the closing bid and the closing asked prices on that day) as reported on the NASDAQ for the ten (10) consecutive trading days immediately preceding the Determination Date.

        "Determination Date" shall mean the latest of the date on which (i) all Regulatory Approvals (and waivers, if applicable) have been received (disregarding any waiting period); (ii) the approval of this Agreement, the Merger and any other matter required to be approved by the shareholders of the Company in order to consummate the Merger and the transactions contemplated hereby is obtained at the Company Meeting; or (iii) the approval of this Agreement, the Merger and any other matter required to be approved by the shareholders of Buyer in order to consummate the Merger and the transactions contemplated hereby is obtained at the Buyer Meeting, if required by applicable law.

        "Final Index Price" means the average of the closing price of the Index on each of ten consecutive trading days ended and including the Determination Date.

        "Index" means the NASDAQ Bank Index.

        "Initial Buyer Market Value" means the average of the daily closing sales prices of a share of Buyer Common Stock (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the NASDAQ, for the ten (10) consecutive trading days ended and including the date of this Agreement, adjusted as indicated in the last sentence of this Section 8.1(j).

        "Initial Index Price" means the average of the closing prices of the Index for the ten (10) consecutive trading days ended and including the date of this Agreement.

        8.2    Effect of Termination and Abandonment.

        (a)   In the event of termination of this Agreement by any of Buyer or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Buyer, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Sections 6.5, 6.20 and 9.4 and this Section 8.2 and all other obligations of the parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this Agreement; provided, however, that, notwithstanding anything to the contrary herein, neither Buyer nor the Company shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

        (b)   In the event this Agreement is terminated by Buyer pursuant to Section 8.1(h) or by the Company pursuant to Section 8.1(i), the Company shall pay to Buyer an amount equal to the sum of (i) $2,478,000 (the "Termination Fee"), plus (ii) an amount not to exceed, in the aggregate, $375,000 for the documented out-of-pocket expenses of Buyer, including reasonable fees and expenses of financial advisors, outside legal counsel, accountants, experts and consultants, incurred by Buyer or on its respective behalf in connection with or related to the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the "Buyer Expenses").

        (c)   In the event that this Agreement is terminated by Buyer or the Company pursuant to Section 8.1(e) or Section 8.1(c) due to the failure to obtain the approval of the Company's shareholders required for the consummation of the Merger, and (i) an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board and (ii) within twelve (12) months of such termination, the Company shall have entered into a definitive agreement with respect to, or the Company shall have consummated, an Acquisition Transaction, then the Company shall pay to Buyer an amount equal to the sum of the Termination Fee, plus the Buyer Expenses.

        (d)   In the event that this Agreement is terminated by Buyer pursuant to Section 8.1(b) and (i) an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board and (ii) within twelve (12) months of such termination, the Company shall have entered into a definitive agreement with respect to, or the Company shall have consummated, an Acquisition Transaction, then the Company shall pay to Buyer an amount equal to the sum of the Termination Fee, plus the Buyer Expenses.

        (e)   Any payment of the Termination Fee and/or the Buyer Expenses required to be made pursuant to this Section 8.2 shall be made not more than five (5) Business Days after the date of the event giving rise to the obligation to make such payment, unless such amount is payable as a result of the termination of this Agreement by the Company pursuant to Section 8.1(i), in which case, such amount shall be payable concurrently with such termination. All payments under this Section 8.2 shall be made by wire transfer of immediately available funds to an account designated by Buyer. No payment of the Termination Fee and/or Buyer Expenses under this Section 8.2 shall limit in any respect any rights or remedies available to Buyer relating to any breach or failure of the Company to perform any representation, warranty, covenant or agreement set forth in this Agreement resulting, directly or indirectly, in the right to receive the Termination Fee and/or Buyer Expenses under this Section 8.2.

        (f)    Buyer and the Company acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.2 and, in order to obtain such payment, Buyer commences a suit which results in a judgment against the Company for the amount set forth in this Section 8.2, the Company shall pay to Buyer its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee and/or Buyer Expenses at the prime rate published in the Wall Street Journal in effect on the date such payment was required to be made.

ARTICLE IX—MISCELLANEOUS

        9.1    Survival.    No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties set forth herein relating to the delivery of the Exchange Fund.

        9.2    Certain Definitions.

        (a)   As used in this Agreement, the following terms shall have the meanings set forth below:

        "Affiliate" shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

        "Business Day" means Monday through Friday of each week, except any legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the Commonwealth of Massachusetts or the State of Delaware are authorized or obligated to close.

        "Buyer Bank" shall mean Danversbank, a Massachusetts-chartered stock savings bank.

        "Buyer Material Adverse Effect" shall mean any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) are, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Buyer and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent Buyer from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term Buyer Material Adverse Effect shall not include (i) any fact, change, event, development, effect or circumstance generally affecting the industry in which Buyer operates or arising from changes in general business or economic conditions, including changes in the prevailing level of interest rates (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on Buyer and its Subsidiaries, taken as a whole); (ii) any fact, change, event, development, effect or circumstance resulting from any change in law, GAAP or regulatory accounting, which affects generally entities such as Buyer and its Subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on Buyer and its Subsidiaries taken as a whole); (iii) actions and omissions of Buyer and its Subsidiaries taken with the prior written consent of the Company in furtherance of the transactions contemplated hereby or otherwise permitted to be taken by Buyer under this Agreement; (iv) any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions contemplated by this Agreement; (v) any failure by Buyer to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Buyer Material Adverse Effect may be taken into account in determining whether there has been a Buyer Material Adverse Effect); and (vi) changes in the trading price or trading volume of Buyer Common Stock (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Buyer Material Adverse Effect may be taken into account in determining whether there has been a Buyer Material Adverse Effect).

        "Company Bank" shall mean Beverly National Bank, a national association.

        "Company Material Adverse Effect" shall mean any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) are, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent the Company from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term Company Material Adverse Effect shall not include (i) any fact, change, event, development, effect or circumstance generally affecting the industry in which the Company operates or arising from changes in general business or economic conditions, including changes in the prevailing level of interest rates (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on the Company and its Subsidiaries, taken as a whole); (ii) any fact, change, event, development, effect or circumstance resulting from any change in law, GAAP or regulatory accounting, which affects generally entities such as the Company and its Subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on the Company and its Subsidiaries taken as a whole); (iii) actions and omissions of the Company and its Subsidiaries taken with the prior written consent of Buyer in furtherance of the transactions contemplated hereby or otherwise permitted to be taken by the Company under this Agreement; (iv) any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions contemplated by this Agreement; (v) any failure by the Company to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect); and (vi) changes in the trading price or trading volume of Company Common Stock (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect).

        "Confidentiality Agreement" shall mean the Confidentiality Agreement, dated as of April 14, 2009, by and between Buyer and the Company.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

        "Exchange Agent" shall mean such exchange agent as may be designated by Buyer and reasonable acceptable to the Company to act as agent for purposes of conducting the exchange procedures described in Section 2.4.

        "GAAP" shall mean generally accepted accounting principles in the United States.

        "Governmental Authority" shall mean any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, applicable state securities authorities, the SEC, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

        "Person" or "person" shall mean any individual, bank, corporation, partnership, limited liability company, association, business trust or unincorporated organization.

        "Regulatory Approvals" shall mean any approval or non-objection from any Governmental Authority necessary to consummate the Merger and the other transactions contemplated in this Agreement, including (a) the approval (or waiver) of the FRB, (b) the approval of the Massachusetts Commissioner of Banks, (c) approval of the FDIC (or the OCC, if applicable), (d) the approval of the Massachusetts Board of Bank Incorporation, including an approval or waiver by the Massachusetts Housing Partnership Fund of an application for credit for affordable housing lending, and (e) a letter from the Depositors Insurance Fund with respect to Buyer Bank's assumption of the deposits of Company Bank.

        "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

        "Subsidiary" shall mean, when used with reference to a party, any corporation or organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner or serves in a similar capacity, or with respect to such corporation or other organization, at least twenty percent (20%) of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

        "Tax Returns" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "Taxes" shall mean (i) all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, whether disputed or not; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any tax sharing arrangement or tax indemnity agreement.

        "Treasury Stock" shall mean shares of Company Common Stock held (i) in the Company's treasury or (ii) by the Company or any of its Subsidiaries or by Buyer or any of its Subsidiaries, in each case other than in a fiduciary capacity (including custodial or agency).

        (b)   The following terms are defined elsewhere in this Agreement, as indicated below:

        "409A Plan" shall have the meaning set forth in Section 3.14(i).

        "Acquisition Proposal" shall have the meaning set forth in Section 6.7(a).

        "Acquisition Transaction" shall have the meaning set forth in Section 6.7(a).

        "Agreement" shall have the meaning set forth in the preamble to this Agreement.

        "BHCA" shall have the meaning set forth in Section 3.2.

        "Burdensome Conditions" shall have the meaning set forth in Section 6.11.

        "Buyer" shall have the meaning set forth in the preamble to this Agreement.

        "Buyer 2008 Form 10-K" shall have the meaning set forth in Section 4.11(a).

        "Buyer Board" shall have the meaning set forth in Section 4.6.

        "Buyer Common Stock" shall have the meaning set forth in the recitals to this Agreement.

        "Buyer Disclosure Schedule" shall have the meaning set forth in Section 4.1(b).

        "Buyer Expenses" shall have the meaning set forth in Section 8.2(b).

        "Buyer Financial Advisor" shall have the meaning set forth in Section 4.18.

        "Buyer Meeting" shall have the meaning set forth in Section 6.3(a).

        "Buyer SEC Documents" shall have the meaning set forth in Section 4.11(a).

        "Buyer Voting Agreements" shall have the meaning set forth in the recitals to this Agreement.

        "Buyer Voting Agreement Shareholders" shall have the meaning set forth in the recitals to this Agreement.

        "Certificate" shall have the meaning set forth in Section 2.2.

        "Classified Loans" shall have the meaning set forth in Section 3.23(b).

        "Closing" shall have the meaning set forth in Section 1.4.

        "Closing Date" shall have the meaning set forth in Section 1.4.

        "Code" shall have the meaning set forth in the recitals to this Agreement.

        "Company" shall have the meaning set forth in the preamble to this Agreement.

        "Company 2008 Form 10-K" shall have the meaning set forth in Section 3.11(a).

        "Company Balance Sheet" shall have the meaning set forth in Section 3.11(a).

        "Company Board" shall have the meaning set forth in Section 3.6.

        "Company Common Stock" shall have the meaning set forth in the recitals to this Agreement.

        "Company Disclosure Schedule" shall have the meaning set forth in Section 3.1(b).

        "Company Employees" shall have the meaning set forth in Section 6.13(a).

        "Company Employee Program" shall have the meaning set forth in Section 3.14(b).

        "Company ESOP" shall have the meaning set forth in Section 6.15.

        "Company Financial Advisor" shall have the meaning set forth in Section 3.32.

        "Company Intellectual Property" shall have the meaning set forth in Section 3.18.

        "Company Material Contract" shall have the meaning set forth in Section 3.19(a).

        "Company Meeting" shall have the meaning set forth in Section 6.2(a).

        "Company Option Plans" shall have the meaning set forth in Section 2.7.

        "Company Preferred Stock" shall have the meaning set forth in Section 3.3(a).

        "Company Property" shall have the meaning set forth in Section 3.17(a).

        "Company Recommendation" shall have the meaning set forth in Section 6.2(c).

        "Company Representatives" shall have the meaning set forth in Section 6.7(a).

        "Company SEC Documents" shall have the meaning set forth in Section 3.11(a).

        "Company Subsequent Determination" shall have the meaning set forth in Section 6.7(e).

        "Company Voting Agreement" shall have the meaning set forth in the recitals to this Agreement.

        "Company Voting Agreement Shareholder" shall have the meaning set forth in the recitals to this Agreement.

        "Derivative Transactions" shall have the meaning set forth in Section 3.27.

        "DGCL" shall have the meaning set forth in Section 1.1.

        "Dissenter's Rights Statute" shall have the meaning set forth in Section 2.4.

        "Dissenting Share" shall have the meaning set forth in Section 2.4.

        "Effective Time" shall have the meaning set forth in Section 1.2.

        "Employee Program" shall have the meaning set forth in Section 3.14(j)(i).

        "Environment" shall have the meaning set forth in Section 3.17(g).

        "Environmental Laws" shall have the meaning set forth in Section 3.17(g).

        "ERISA" shall have the meaning set forth in Section 3.14(c).

        "ERISA Affiliate" shall have the meaning set forth in Section 3.14(j)(iii).

        "Exchange Fund" shall have the meaning set forth in Section 2.6(a).

        "Exchange Ratio" shall have the meaning set forth in Section 2.1(c).

        "FDIA" shall have the meaning set forth in Section 3.29.

        "FDIC" shall have the meaning set forth in Section 3.10(b).

        "Finance Laws" shall have the meaning set forth in Section 3.9(d).

        "FRB" shall have the meaning set forth in Section 3.2.

        "Hazardous Material" shall have the meaning set forth in Section 3.17(g).

        "Indemnified Parties" shall have the meaning set forth in Section 6.12(a).

        "IRS" shall have the meaning set forth in Section 3.13(b).

        "Liens" shall have the meaning set forth in Section 3.4(a).

        "Loan Property" shall have the meaning set forth in Section 3.17(g).

        "Loans" shall have the meaning set forth in Section 3.23(a).

        "maintains" shall have the meaning set forth in Section 3.14(j)(ii).

        "Merger" shall have the meaning set forth in the recitals to this Agreement.

        "Merger Consideration" shall have the meaning set forth in Section 2.1(c).

        "Multiemployer Plan" shall have the meaning set forth in Section 3.14(j)(iv).

        "NASDAQ" shall have the meaning set forth in Section 2.3.

        "New Certificates" shall have the meaning set forth in Section 2.5(a).

        "Notice of Superior Proposal" shall have the meaning set forth in Section 6.7(e).

        "OCC" shall have the meaning set forth in Section 3.10(b).

        "Oil" shall have the meaning set forth in Section 3.17(g).

        "Options" shall have the meaning set forth in Section 2.7.

        "Participation Facility" shall have the meaning set forth in Section 3.17(g).

        "Premium Limit" shall have the meaning set forth in Section 6.12(b).

        "Proxy Statement/Prospectus" shall have the meaning set forth in Section 6.4(a).

        "Registration Statement" shall have the meaning set forth in Section 6.4(a).

        "Representatives" shall have the meaning set forth in Section 6.6(a).

        "Sarbanes-Oxley" shall have the meaning set forth in Section 3.11(b).

        "SEC" shall have the meaning set forth in Section 3.11(a).

        "Superior Proposal" shall have the meaning set forth in Section 6.7(b).

        "Surviving Entity" shall have the meaning set forth in Section 1.1.

        "Takeover Laws" shall have the meaning set forth in Section 3.21.

        "Termination Fee" shall have the meaning set forth in Section 8.2(b).

        "Trust Business" shall have the meaning set forth in Section 3.24.

        "USA PATRIOT Act" shall have the meaning set forth in Section 3.30.

        9.3    Waiver; Amendment.    Subject to compliance with applicable law, prior to the Effective Time, any provision of this Agreement may be (a) waived by the party intended to benefit by the provision, or (b) amended or modified at any time, by an agreement in writing between the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of the Company, no amendment of this Agreement shall be made which by law requires further approval of the shareholders of the Company without obtaining such approval.

        9.4    Expenses.    Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses and SEC filing and registration fees shall be shared equally between Buyer and the Company.

        9.5    Notices.    All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

  If to Buyer:

    Danvers Bancorp, Inc.
    One Conant Street,
    Danvers, Massachusetts 01923
    Attention:    Chief Executive Officer
    Facsimile:    (978) 739-4998

  With copies to:

    Goodwin Procter LLP
    Exchange Place
    Boston, Massachusetts 02109
    Attention:    William P. Mayer, Esq.
                         Paul W. Lee, Esq.
    Facsimile:    (617) 523-1231

  If to the Company, to:

    Beverly National Corporation
    240 Cabot Street,
    Beverly, Massachusetts 01915
    Attention:    Chief Executive Officer
    Facsimile:    (978) 720-1296

  With a copy to:

    Cranmore, FitzGerald & Meaney
    49 Wethersfield Avenue
    Hartford, Connecticut 06114-1102
    Attention:    J. J. Cranmore, Esq.
                         Thomas A. Klee, Esq.
    Facsimile:    (860) 522-3379

        9.6    Understanding; No Third Party Beneficiaries.    Except for the Confidentiality Agreement, which shall remain in effect, this Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby (including the Merger) and supersedes any and all other oral or written agreements heretofore made. Except for Section 6.12, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        9.7    Assignability; Binding Effect.    Prior to the Closing, this Agreement may not be assigned by Buyer without the written consent of the Company and no such assignment shall release Buyer of its obligations hereunder. After the Closing, Buyer's rights and obligations hereunder shall be freely assignable. This Agreement may not be assigned by the Company without the prior written consent of Buyer. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns, and except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder.

        9.8    Headings; Interpretation.    The headings contained in this Agreement are for reference purposes only and are not part of this Agreement. The word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified. Words of number may be read as singular or plural, as required by context.

        9.9    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

        9.10    Governing Law.    This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard to the conflict of law principles thereof.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

DANVERS BANCORP, INC.
By:	/s/ KEVIN T. BOTTOMLEY
	Name:	Kevin T. Bottomley
	Title:	Chairman, President & Chief Executive Officer
BEVERLY NATIONAL CORPORATION
By:	/s/ DONAT A. FOURNIER
	Name:	Donat A. Fournier
	Title:	President & Chief Executive Officer

 INDEX OF SCHEDULES

Company Disclosure Schedule:

Schedule 3.2	Jurisdictions of Foreign Qualification
Schedule 3.3(a)	Capitalization
Schedule 3.3(b)	Repurchase and Redemption Obligations
Schedule 3.3(c)	Options
Schedule 3.4(a)	Subsidiaries
Schedule 3.4(b)	Equity Ownership
Schedule 3.4(c)	Subsidiary Jurisdictions
Schedule 3.7(a)	Non-Contravention
Schedule 3.10(b)	Litigation; Regulatory Action
Schedule 3.10(c)	Pendant Regulatory Actions
Schedule 3.12	Absence of Certain Changes or Events
Schedule 3.13	Taxes and Tax Returns
Schedule 3.14(a)	Employee Programs
Schedule 3.14(c)	Employee Program Unpaid Amounts
Schedule 3.14(d)	Certain ERISA Matters
Schedule 3.14(e)	Employee Program Documents Not Delivered
Schedule 3.14(f)	Employee Program Status
Schedule 3.14(i)	409A Plans
Schedule 3.16	Insurance
Schedule 3.17(a)	Environmental Matters
Schedule 3.17(d)	Environmental Actions
Schedule 3.19(a)	Material Agreements; Defaults
Schedule 3.23(b)	Loans; Nonperforming and Classified Assets
Schedule 3.25	Investment Management and Related Activities
Schedule 3.31	Transactions with Affiliates
Schedule 5.1(d)	Employee Compensation
Schedule 6.13(d)	Bonus Payments

Buyer Disclosure Schedule:

Schedule 4.4	Subsidiaries
Schedule 4.7	Non-Contravention
Schedule 4.17	Employee Benefit Plans
Schedule 5.2	Buyer Forbearances

Other:

Schedule 6.13(c)	Severance Guidelines

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  Exhibit 2.2
  EXECUTION COPY
AGREEMENT AND PLAN OF MERGER by and between DANVERS BANCORP, INC. and BEVERLY NATIONAL CORPORATION Dated as of June 16, 2009
TABLE OF CONTENTS
RECITALS
ARTICLE I—THE MERGER
ARTICLE II—MERGER CONSIDERATION; EXCHANGE PROCEDURES
ARTICLE III—REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE IV—REPRESENTATIONS AND WARRANTIES OF BUYER
ARTICLE V—COVENANTS RELATING TO CONDUCT OF BUSINESS
ARTICLE VI—ADDITIONAL AGREEMENTS
ARTICLE VII—CONDITIONS TO CONSUMMATION OF THE MERGER
ARTICLE VIII—TERMINATION
ARTICLE IX—MISCELLANEOUS
INDEX OF SCHEDULES